 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-238530
PROSPECTUS
RHP Hotel Properties, LP
RHP Finance Corporation
OFFER TO EXCHANGE

New $700,000,000 4.750% Senior Notes Due 2027 and Guarantees
that have been registered under the Securities Act of 1933, as amended (the “Securities Act”)
for
$700,000,000 4.750% Senior Notes Due 2027 and Guarantees

We are offering, on the terms and conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange an aggregate principal amount of up to $700,000,000 of our 4.750% Senior Notes due 2027 that have been registered under the Securities Act (the “exchange notes”), for a like principal amount of our outstanding 4.750% Senior Notes due 2027 (the “old notes”). We refer to the old notes and the exchange notes collectively in this prospectus as the “notes.” The exchange notes will represent the same debt as the old notes and we will issue the exchange notes under the same indenture as the old notes. We refer to this exchange as the “exchange offer.”
The exchange offer expires at 5:00 p.m., New York City time, on July 10, 2020, unless extended.
Terms of the Exchange Offer
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We will issue exchange notes for all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

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You may withdraw your tender of old notes at any time prior to the expiration of the exchange offer.

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The terms of the exchange notes are identical in all material respects to the old notes, except that the exchange notes will be offered in an offering registered under the Securities Act, and the transfer restrictions, registration rights and additional interest provisions applicable to the old notes will not apply to the exchange notes.

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As with the old notes, the exchange notes will be guaranteed, jointly and severally, on an unsecured unsubordinated basis by Ryman Hospitality Properties, Inc. and its subsidiaries that guarantee our senior secured credit facility.

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There should be no material U.S. federal income tax consequences to holders exchanging old notes for exchange notes, but you should see the discussion under the caption “Material United States Federal Income Tax Consequences” for more information.

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If you fail to tender your old notes, you will continue to hold unregistered, restricted securities for which no public market exists, and it may be difficult to transfer them, and we do not intend to apply for listing on any securities exchange or to seek quotation on any automated dealer quotation system.

See “Risk Factors” beginning on page 9 for a discussion of important factors you should consider before deciding to exchange your old notes for exchange notes pursuant to the exchange offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR OTHER SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending 90 days after such date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
The date of this prospectus is June 3, 2020.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone else provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus, as well as information that Ryman Hospitality Properties, Inc. has previously filed with the Securities and Exchange Commission (“SEC”) and incorporated by reference in this prospectus, is accurate only as of the date of the applicable document. You should not assume that the information in this prospectus or any document incorporated by reference herein is accurate as of any date other than the date of such document, as our business, financial condition, results of operations and/or prospects may have changed since such date.
This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.” This information is available without charge to you upon written or oral request to Ryman Hospitality Properties, Inc., One Gaylord Drive, Nashville, Tennessee 37214, Attn: Corporate Secretary, Telephone: (615) 316-6000. In order to ensure timely delivery of the information, each such request should be made no later than five business days before the expiration date of the exchange offer (i.e., by July 3, 2020).
Certain market and industry data contained or incorporated by reference in this prospectus is based on independent industry publications and reports by market research firms. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.
All brand and trade names, logos or trademarks contained, or referred to, in this prospectus, as well as any document incorporated by reference into this prospectus, are the properties of their respective owners. Other than our company with respect to our owned marks, none of the owners of these trademarks, their affiliates or any of their respective officers, directors, agents or employees, has or will have any responsibility or liability for any information contained in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus (including the documents incorporated by reference herein) contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Without limitation, you can identify these statements by the fact that they do not relate strictly to historical or current facts, and these statements may contain words such as “may,” “will,” “could,” “should,” “might,” “projects,” “expects,” “believes,” “anticipates,” “intends,” “plans,” “continue,” “estimate,” or “pursue,” or the negative or other variations thereof or comparable terms. In particular, they include statements relating to, among other things, future actions, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results. These also include statements regarding (i) the anticipated impact of the novel coronavirus (COVID-19) pandemic on travel, transient and group demand, the anticipated impact of the COVID-19 pandemic on our results of operations, collection of cancellation and attrition fees, cost containment efforts, efforts to rebook customers for later dates in 2020 and later years, and our plans for reopening of our Gaylord Hotels properties and other assets when the COVID-19 pandemic subsides; (ii) the effect of our election to be taxed as a real estate investment trust (“REIT”) and maintain REIT status for U.S. federal income tax purposes; (iii) the holding of our non-qualifying REIT assets in one or more taxable REIT subsidiaries (“TRSs”); (iv) our announced dividend policy, including the frequency and amount of any dividend we may pay; (v) potential growth opportunities, including future expansion of the geographic diversity of our existing asset portfolio through acquisitions and our investment in the joint venture (the “Gaylord Rockies joint venture”) that owns the Gaylord Rockies Resort & Convention Center in Aurora, Colorado (“Gaylord Rockies”); (vi) Marriott International, Inc.’s (“Marriott”) ability to effectively manage our hotels and other properties; (vii) our anticipated capital expenditures and investments; (viii) the potential operating and financial restrictions imposed on our activities under existing and future financing agreements and other contractual arrangements with third parties, including management agreements with Marriott; (ix) our pending acquisition of the Block 21 complex in Austin, Texas (“Block 21”); (x) our use of cash during the remainder of 2020; (xi) our ability to borrow available funds under our credit facility; and (xii) any other business or operational matters. We have based these forward-looking statements on our current expectations and projections about future events.
We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, risks and uncertainties associated with the COVID-19 pandemic, including the effects of the COVID-19 pandemic on us and the hospitality and entertainment industries generally, the effects of the COVID-19 pandemic on the demand for travel, transient and group business (including government-imposed restrictions), levels of consumer confidence in the safety of travel and group gatherings as a result of COVID-19, the duration and severity of the COVID-19 pandemic in the United States and the pace of recovery following the COVID-19 pandemic, the duration and severity of the COVID-19 pandemic in the markets where our assets are located, the economic conditions affecting the hospitality business generally, the geographic concentration of our hotel properties, business levels at our hotels, our ability to remain qualified as a REIT, our ability to execute our strategic goals as a REIT, our ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, our ability to borrow funds pursuant to our credit agreements and to refinance indebtedness, changes in interest rates, including future changes from the London Inter-bank Offered Rate to a different base rate, and those factors described in Parent’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 (the “First Quarter 2020 Form 10-Q”) and Parent’s Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Form 10-K”) or described from time to time in our other reports filed with the SEC.
Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, beliefs and expectations, our actual results could differ materially from the results anticipated by the forward-looking statements as a result of many known and unknown factors including, but not limited to, those discussed in “Risk Factors” and elsewhere in this prospectus. Any forward-looking

ii

statement made in this prospectus speaks only as of the date on which the statement is made. New risks and uncertainties may arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements we make in this report, except as may be required by law.

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PROSPECTUS SUMMARY
The prospectus summary below highlights information contained elsewhere or incorporated by reference in this prospectus. The prospectus summary is not complete and does not contain all the information that you should consider before deciding whether to exchange your old notes for exchange notes pursuant to the exchange offer. For a more complete understanding of our business and financial affairs, we encourage you to read this entire prospectus, including “Risk Factors,” together with the documents incorporated by reference in this prospectus, including, without limitation, the 2019 Form 10-K and First Quarter 2020 Form 10-Q, before making a decision whether to participate in the exchange offer.
Unless the context requires or otherwise indicates, references in this prospectus to “we,” “our,” “us” or “our company” refer to Ryman Hospitality Properties, Inc., a Delaware corporation (“Parent”), and its consolidated subsidiaries, including RHP Hotel Properties, LP, a Delaware limited partnership (the “Operating Partnership”), and RHP Finance Corporation, a Delaware Corporation (“Finco”). References to the “Issuers” refer to the Operating Partnership and Finco, the co-issuers of the notes.
Our Company
Parent is the successor to Gaylord Entertainment Company, a Delaware corporation (“Gaylord”), originally incorporated in 1956. As part of the plan to restructure our business operations to facilitate our qualification as a REIT for U.S. federal income tax purposes, Gaylord merged with and into its wholly-owned subsidiary, Parent, on October 1, 2012, with Parent as the surviving corporation, and Parent succeeded to and began conducting, either directly or indirectly, all of the business conducted by Gaylord immediately prior to the merger. Parent is a Delaware corporation that began operating as a self-advised and self-administered REIT for U.S. federal income tax purposes on January 1, 2013. We specialize in group-oriented, destination hotel assets in urban and resort markets. As a REIT, we generally will not be subject to U.S. federal corporate income taxes on that portion of our capital gain or ordinary income from our REIT operations that is distributed to Parent’s stockholders. This treatment substantially eliminates the U.S. federal “double taxation” on earnings from our REIT operations, or taxation once at the corporate level and again at the stockholder level, that generally results from investment in a regular C corporation. Our non-REIT operations, which consist of the activities of our TRSs that lease or sublease our hotels from our qualified REIT subsidiaries, as well as businesses within our Entertainment segment, continue to be subject, as applicable, to U.S. federal and state corporate income taxes.
Our core holdings include a network of five upscale, meetings-focused resorts totaling 9,615 rooms that are managed by Marriott under the Gaylord Hotels brand. These five resorts, which we refer to as our Gaylord Hotels properties, consist of the Gaylord Opryland Resort & Convention Center in Nashville, Tennessee (“Gaylord Opryland”), the Gaylord Palms Resort & Convention Center near Orlando, Florida (“Gaylord Palms”), the Gaylord Texan Resort & Convention Center near Dallas, Texas (“Gaylord Texan”), the Gaylord National Resort & Convention Center near Washington D.C. (“Gaylord National”), and Gaylord Rockies, which is owned by the Gaylord Rockies joint venture, in which we own a 62.1% interest. Our other owned hotel assets managed by Marriott include the Inn at Opryland, an overflow hotel adjacent to Gaylord Opryland, and the AC Hotel at National Harbor, Washington D.C. (“AC Hotel”), an overflow hotel adjacent to Gaylord National.
We also own and operate media and entertainment assets including the Grand Ole Opry, the legendary weekly showcase of country music’s finest performers for over 90 years; the Ryman Auditorium, the storied live music venue and former home of the Grand Ole Opry located in downtown Nashville; WSM-AM, the Opry’s radio home; Ole Red, a brand of Blake Shelton-themed bar, music venue and event spaces; and three Nashville-based assets managed by Marriott — Gaylord Springs Golf Links, the Wildhorse Saloon, and the General Jackson Showboat. We also own a 50% interest in a joint venture intended to create and distribute a linear multicast and over-the-top channel dedicated to the country music lifestyle (“Circle”).
Each of our award-winning Gaylord Hotels properties incorporates not only high quality lodging, but also at least 400,000 square feet of meeting, convention and exhibition space, superb food and beverage options and retail and spa facilities within a single self-contained property. As a result, our Gaylord Hotels properties provide a convenient and entertaining environment for convention guests. Our Gaylord Hotels properties focus on the large group meetings market in the United States.

Our ongoing operations are organized into three principal business segments: (i) Hospitality, consisting of our Gaylord Hotels properties (including our investment in the Gaylord Rockies joint venture), the Inn at Opryland and the AC Hotel; (ii) Entertainment, consisting of the Grand Ole Opry, the Ryman Auditorium, WSM-AM, Ole Red, our equity investment in Circle, and our other Nashville-based attractions; and (iii) Corporate and Other, consisting of our corporate expenses.
All of our assets are held by, and Parent conducts substantially all of our activities through, the Operating Partnership and its wholly-owned subsidiaries. As of the date of this prospectus, Parent, as the sole limited partner in the Operating Partnership, owns 99.5% of the outstanding partnership units of the Operating Partnership, and RHP Partner, as the sole general partner of the Operating Partnership, owns the remaining 0.5% outstanding partnership units of the Operating Partnership. Parent has no material assets, other than its investment in the Operating Partnership.
Our principal executive offices are located at One Gaylord Drive, Nashville, Tennessee 37214 and our telephone number is (615) 316-6000. Our website is located at www.rymanhp.com. Our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus.

Summary of the Exchange Offer
Below is a summary of the material terms of the exchange offer. We are offering to exchange the exchange notes for the old notes. The terms of the exchange notes offered in the exchange offer are identical in all material respects to the old notes, except that the exchange notes will be registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions applicable to the old notes will not apply to the exchange notes. For more information, see “The Exchange Offer,” which contains a more detailed description of the terms and conditions of the exchange offer.
Background	On September 19, 2019, we completed a private placement of $500 million aggregate principal amount of 4.750% Senior Notes due 2027. On October 8, 2019, we completed a tack-on private placement of an additional $200 million aggregate principal amount of 4.750% Senior Notes due 2027. In total, we issued $700 million aggregate principal amount of old notes in the two private placements. In connection with each offering, we entered into substantially similar registration rights agreements with the initial purchasers of the old notes in which we agreed, among other things, to complete this exchange offer for the old notes.
The Exchange Offer	We are offering, on the terms and conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange up to $700 million aggregate principal amount of exchange notes for an equal principal amount of old notes. Old notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The exchange notes will be issued promptly after the exchange offer expires.
Expiration of the Exchange Offer; Withdrawal of Tender	The exchange offer will expire at 5:00 p.m., New York City time, on July 10, 2020, or a later date and time to which we may extend it. We will keep the exchange offer open for at least 20 business days (or longer if required by applicable law) after the date we mail notice of the exchange offer to the holders of old notes. We do not currently intend to extend the expiration of the exchange offer. If the exchange offer is amended in a manner determined by us to constitute a material change, including the waiver of a material condition, we will extend the exchange offer to the extent necessary to provide that at least five business days remain in the exchange offer following notice of the material change. You may withdraw your tender of old notes in the exchange offer at any time before the expiration of the exchange offer by following the procedures described under “The Exchange Offer — Withdrawal of Tenders.” Any old notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of the exchange offer.
Conditions to the Exchange Offer	Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or exchange for exchange notes, any old notes, and we may amend, extend or terminate the exchange offer as provided in this prospectus at any time prior to the acceptance of the old notes for exchange if, in our judgment:
• the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC;

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an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, or a material adverse development shall have occurred in any existing action or proceeding with respect to us; or

• we have not received all governmental approvals that we deem necessary for the consummation of the exchange offer.
Procedure for Tendering Old Notes	To tender old notes held in book-entry form through The Depository Trust Company (“DTC”), you must transfer your old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program (“ATOP”) system. In lieu of delivering a letter of transmittal to the exchange agent, a computer-generated message, in which the holder of the old notes acknowledges and agrees to be bound by the terms of the letter of transmittal, must be transmitted by DTC on behalf of a holder and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. If your old notes are held through a broker, dealer, commercial bank, trust company or other nominee and you want to tender your old notes, you must instruct that intermediary to tender the old notes on your behalf pursuant to the procedures of such intermediary. You should contact your intermediary as soon as possible to give it sufficient time to meet your requested deadline. In all other cases, a letter of transmittal must be manually executed and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date.
Transferability	Under existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters issued to third parties, and subject to the immediately following sentence, we believe that the exchange notes will generally be freely transferable by holders after the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act (subject to certain representations required to be made by each holder of old notes, as set forth under “The Exchange Offer — Terms of the Exchange Offer”). However, any holder of old notes who:
• is one of our “affiliates” (as defined in Rule 405 under the Securities Act),
• does not acquire the exchange notes in the ordinary course of business,
• distributes, intends to distribute, or has an arrangement or understanding with any person to distribute the exchange notes as part of the exchange offer, or
• is a broker-dealer who purchased old notes from us in the initial offering of the old notes for resale pursuant to Rule 144A or any other available exemption under the Securities Act,

will not be able to rely on the interpretations of the staff of the SEC, will not be permitted to tender old notes in the exchange offer and, in the absence of any exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes, unless an exemption is otherwise available.
Each broker-dealer that receives exchange notes for its own account under the exchange offer in exchange for old notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”
Material United States Federal Income Tax Consequences	The exchange of old notes for exchange notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences.”
Consequences of Failure to Exchange	Any old notes that are not tendered in the exchange offer, or that are not accepted in the exchange, will remain subject to the restrictions on transfer. Since the old notes have not been registered under the U.S. federal securities laws, you will not be able to offer or sell the old notes except under an exemption from the requirements of the Securities Act or unless the old notes are registered under the Securities Act.
Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer.
Exchange Agent	U.S. Bank National Association is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer — Exchange Agent.”

Summary of the Exchange Notes
Other than the transfer restrictions, registration rights and additional interest provisions applicable to the old notes, the exchange notes have the same financial terms and covenants as the old notes. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture under which the old notes were issued. The brief summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the exchange notes, see “Description of Exchange Notes.”
Issuers
RHP Hotel Properties, LP and RHP Finance Corporation
Notes Offered
$700 million aggregate principal amount of 4.750% Senior Notes due 2027 that have been registered under the Securities Act
Maturity Date
October 15, 2027, unless earlier redeemed or repurchased
Interest
The exchange notes will bear interest at a rate of 4.750% per year, payable semi-annually in arrears on April 15 and October 15 of each year. Interest on the exchange notes will accrue from the last date on which interest was paid on the old notes or, if no such interest has been paid, from the issue date.
Guarantees
The exchange notes will be guaranteed, jointly and severally, on an unsecured unsubordinated basis by Parent and by the Operating Partnership’s subsidiaries that guarantee our credit facility and the Issuers’ outstanding $400 million in aggregate principal amount of 5.00% senior unsecured notes due 2023 (the “senior notes”). Each guarantee will rank equally in right of payment with such guarantor’s existing and future senior unsecured indebtedness and senior in right of payment to all future subordinated indebtedness, if any, of such guarantor. The exchange notes will be effectively junior to any secured indebtedness of any guarantor to the extent of the value of the assets securing such indebtedness and structurally subordinated to all indebtedness and other obligations of the Operating Partnership’s subsidiaries that do not guarantee the exchange notes.
Ranking
The exchange notes will be the Issuers’ and the guarantors’ general unsecured senior obligations, ranking equally in right of payment with all such entities’ existing and future senior unsecured indebtedness, including the senior notes, and senior in right of payment to all such entities’ future junior indebtedness, if any. The exchange notes will be effectively junior to all such entities’ secured indebtedness, including our credit facility, to the extent of the value of the assets securing such indebtedness and structurally subordinated to all indebtedness and other obligations of the Operating Partnership’s subsidiaries that do not guarantee the exchange notes.
As of March 31, 2020:
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the Issuers and the guarantors had $1,080.1 million of secured indebtedness, net of unamortized deferred financing costs of $14.8 million;

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the Issuers and the guarantors had $1,283.9 million of senior, unsecured indebtedness and other liabilities, net of unamortized deferred financing costs of $14.5 million and unamortized premiums of $2.4 million, but excluding intercompany amounts; and

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the Operating Partnership’s subsidiaries that do not guarantee the exchange notes had $1,097.2 million of indebtedness, net of unamortized deferred financing costs of $7.5 million, and other liabilities, including trade and other payables, but excluding intercompany amounts and deferred management rights proceeds, and had assets of $2,134.0 million, excluding intercompany amounts, or 49% of our company’s consolidated assets. During the three months ended March 31, 2020, substantially all of our consolidated revenue was generated by the Operating Partnership’s subsidiaries that do not guarantee the exchange notes, $64.6 million of which was paid to the subsidiary guarantors pursuant to intercompany leases. The non-guarantor subsidiaries are responsible for paying substantially all of the consolidated company’s operating expenses.

Optional Redemption
We may redeem the notes at any time prior to October 15, 2022, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus unpaid interest, if any, to the redemption date plus a make-whole premium. We may redeem the notes, in whole or in part, at any time on or after October 15, 2022, at the redemption prices described in the section “Description of Exchange Notes — Optional Redemption,” plus accrued and unpaid interest.
In addition, before October 15, 2022, we may redeem up to 40% of the notes with the net cash proceeds from certain equity offerings at the redemption price listed in “Description of Exchange Notes — Optional Redemption.” However, we may only make such redemptions if at least 60% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption.
Change of Control
If the Issuers or Parent experience a change of control and a ratings event, the Issuers must offer to purchase the notes at 101% of their face amount, plus accrued interest.
Certain Covenants
The indenture governing the notes, among other things, limits our ability and the ability of our restricted subsidiaries to:
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borrow money;

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create liens on our assets;

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make distributions and pay dividends on or redeem or repurchase stock;

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make certain types of investments;

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sell stock in our restricted subsidiaries;

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enter into agreements that restrict dividends or other payments from subsidiaries;

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enter into transactions with affiliates;

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issue guarantees of debt; and

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sell assets or merge with other companies.

These covenants contain important exceptions, limitations and qualifications. For more details, see “Description of Exchange Notes — Certain Covenants.”
Covenant Suspension
If the notes are rated investment grade by Moody’s Investors Service, Inc., Standard & Poor’s Rating Services and Fitch, Inc. and we are not in default under the indenture, most of the covenants contained in the indenture and the guarantees will be subject to suspension.
No Listing of the Exchange Notes
We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated for the exchange notes.
Risk Factors
Exchanging your old notes for exchange notes pursuant to the exchange offer involves risks. You should carefully consider the information set forth under the heading “Risk Factors” beginning on page  9 in this prospectus, as well as the other information included in or incorporated by reference into this prospectus before deciding to exchange your old notes for exchange notes pursuant to the exchange offer.

RISK FACTORS
You should consider carefully the risks described below and the risk factors incorporated by reference in this prospectus, as well as the other information included or incorporated by reference in this prospectus, before deciding to exchange your old notes for exchange notes pursuant to the exchange offer. Certain risks related to us and our business are contained in the section entitled “Risk Factors” and elsewhere in the 2019 Form 10-K and the First Quarter 2020 Form 10-Q. Additional risks or uncertainties not presently known to us, or that we currently deem immaterial, also may impair our business operations. We cannot assure you that any of the events discussed in the risk factors below or incorporated by reference herein will not occur. If such events do occur, the value of the exchange notes may decline substantially. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”
Risks Related to the Exchange Offer
Failure to comply timely with the exchange offer procedures could prevent a holder from exchanging its old notes for exchange notes.
Holders of old notes are responsible for complying with all exchange offer procedures on a timely basis. The issuance of exchange notes in exchange for old notes will only occur upon proper completion of the procedures described in this prospectus under “The Exchange Offer.” Holders of old notes who wish to exchange them for exchange notes should allow sufficient time for timely completion of the exchange procedures. Neither we nor the exchange agent are obligated to extend the exchange offer or notify you of any failure to follow the proper procedure. Old notes that are not tendered for exchange or are tendered for exchange but not accepted will, following consummation of the exchange offer, continue to be subject to the existing restrictions upon transfer relating to the old notes.
Some noteholders may be required to comply with the registration and prospectus delivery requirements of the Securities Act.
If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities, and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, a broker-dealer that purchased old notes for its own account as part of market-making activities or other trading activities must deliver a prospectus when it sells the exchange notes it receives in exchange for old notes in the exchange offer. Our obligation to keep the registration statement of which this prospectus forms a part effective is limited. Accordingly, we cannot guarantee that a current prospectus will be available at all times to broker-dealers wishing to resell their exchange notes.
You may have difficulty selling the old notes that you do not exchange.
If you do not exchange your old notes for exchange notes in the exchange offer, the old notes you hold will continue to be subject to the existing restrictions on transfer of the old notes. The old notes may not be offered or sold, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register the old notes under the Securities Act. We expect that, following the consummation of the exchange offer, the trading market for the old notes will be negatively affected because of the limited amount of old notes expected to remain outstanding. Consequently, you may find it difficult to sell any old notes you continue to hold or to sell such old notes at the price you desire because there will be fewer old notes outstanding. In addition, if you are eligible to exchange your old notes in the exchange offer and do not exchange your old notes in the exchange offer, you will no longer be entitled to have those outstanding old notes registered under the Securities Act.
The consummation of the exchange offer may not occur.
We are not obligated to complete the exchange offer under certain circumstances. See “The Exchange Offer — Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their exchange notes.
Risks Related to the Exchange Notes
Our substantial indebtedness could reduce our cash flow, limit our business activities, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of any variable rate debt, and prevent us from meeting our obligations under the notes and guarantees, and we could incur additional indebtedness in the future.
We have a substantial amount of outstanding indebtedness, a large portion of which is due and payable prior to the maturity of the notes. As of March 31, 2020, our total consolidated indebtedness was approximately $2.95 billion, net of unamortized deferred financing costs of $36.7 million and unamortized premiums of $2.4 million. Despite our current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial outstanding indebtedness. The agreement governing our credit facility and the indentures governing the senior notes and the notes limit, but do not prohibit, us from incurring additional indebtedness in the future. The agreement governing our credit facility, the indentures governing the senior notes and the notes allow us to incur certain additional secured debt and allow our subsidiaries to incur additional debt, which would be effectively senior to the notes. In addition, the indentures governing our senior notes and the notes allow us to issue additional notes under certain circumstances which will also be guaranteed by the guarantors. For an additional description of our existing indebtedness see Note 7, “Debt,” and Note 13, “Commitments and Contingencies,” to the Condensed Consolidated Financial Statements in the First Quarter 2020 Form 10-Q. As of March 31, 2020, our revolving credit facility (the “revolver”) provided us with aggregate capacity of up to $700 million, $299.1 million of which remained available for borrowings. We are also party to a Second Amended and Restated Loan Agreement (the “Gaylord Rockies Loan Agreement”), consisting of an $800.0 million secured term loan facility and also includes the option for an additional $80.0 million of borrowing capacity should the Gaylord Rockies joint venture pursue an expansion of Gaylord Rockies, which was announced in February 2020 but has been postponed as a result of the COVID-19 pandemic. All of the borrowings under our credit facility are secured and the lenders under our revolver would have a prior claim to the assets that secure such indebtedness. In addition, neither the indentures governing the notes and our senior notes nor our credit facility prohibit us from incurring certain obligations that do not constitute indebtedness as defined therein. See “Description of Exchange Notes.” If we incur new debt or other obligations, the risk associated with substantial additional indebtedness described above, including our possible inability to service our debt, will increase. The indenture governing the notes also contains, and the agreements evidencing or governing other future indebtedness may contain, restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness.
Our substantial amount of debt could have important consequences. For example, it could:
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make it more difficult for us to satisfy our obligations with respect to the notes and guarantees;

•
increase our vulnerability to adverse economic, industry, or competitive developments;

•
require us to dedicate a substantial portion of our cash flows from operations to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to make distributions to Parent’s stockholders and to fund future capital expenditures, working capital and other general corporate requirements;

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expose us to the risk of increased interest rates to the extent of any borrowings, including borrowings under our credit facility, at variable rates of interest;

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make it more difficult for us to satisfy our obligations with respect to our existing indebtedness, including our credit facility and the senior notes, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the indenture governing the notes and the agreements governing such other indebtedness;

•
limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity;

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limit our flexibility in planning for, or reacting to, changes in our business and the hospitality industry, which may place us at a competitive disadvantage compared with competitors that are less leveraged and who, therefore, may be able to take advantage of opportunities that our leverage may prevent us from exploiting; and

•
limit our ability to obtain additional financing for various projects, including possible expansions of our existing properties and acquisitions of additional properties.

At the time any principal amount of our indebtedness is due, we may not have cash available to meet our obligations under our indebtedness and we may not be able to refinance our indebtedness on favorable terms, or at all. We may incur additional debt in connection with any additional hotel acquisition, development, renovation, or capital improvement. Any such additional debt could increase the risks associated with our substantial leverage.
The agreements governing our debt contain various covenants that may limit our ability to operate our business.
Our existing financial agreements, including our credit facility, the indentures governing the senior notes and the notes impose, and future financing agreements are likely to impose, operating and financial restrictions on our activities. Our credit facility requires us to comply with or maintain certain financial tests and ratios, including minimum fixed charge coverage ratio, minimum implied debt service coverage ratio and maximum funded debt to asset value ratio (all of which have been waived through March 31, 2020, pursuant to an amendment to our credit facility, which we completed on April 23, 2020), and our credit facility, and/or the indentures governing the senior notes and the notes limit or prohibit our ability to, among other things:
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incur additional debt, issue guarantees of debt and issue preferred stock;

•
create liens;

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sell assets;

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sell equity interests in our restricted subsidiaries;

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redeem and/or prepay certain debt;

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pay dividends on Parent’s stock or Operating Partnership’s equity interests to their stockholders or holders of equity interests or repurchase their stock or other equity interests;

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make certain investments;

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enter new lines of business;

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engage in consolidations, mergers and acquisitions;

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enter into transactions with affiliates; or

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agree to restrictions on our subsidiaries’ ability to pay dividends and make other distributions to us.

If we fail to comply with these covenants, we would be in default under our credit facility, and the indentures governing the senior notes and the notes, and the outstanding principal and accrued interest on such debt would become due and payable.
These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financing, mergers and acquisitions and other corporate opportunities. In addition, the limitations imposed by our financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain these financial tests and ratios. Failure to comply with any of the covenants in the indentures governing the senior notes and the notes or our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions.

A default would permit lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt, including, in the case of our existing credit facility, our Gaylord Hotels properties. Under such circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations. In addition, the limitations imposed by our financing agreements on our ability to pay dividends, incur additional debt and to take other actions might significantly impair our ability to obtain other financing, generate sufficient cash flow from operations to enable us to pay our debt or to fund our other liquidity needs.
If we default under the agreements governing our indebtedness, we may not be able to make payments on the notes.
Any default under the agreements governing our indebtedness, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal of, premium, if any, and accrued interest on the notes and could substantially decrease the market value of the notes. If we breach our covenants under our credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal of, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and/or operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our credit facility to avoid being in default. If our operating performance declines and the required lenders do not provide the necessary waivers, we would be in default under the instrument governing that indebtedness, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.
To service our debt and pay other obligations, we will require a significant amount of cash, which may not be available to us.
Our ability to make payments on, or repay or refinance, our debt, including our obligations under any future debt we may incur, and to fund planned capital expenditures will depend largely upon our future operating performance and our ability to generate cash from operations. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt and other obligations will depend on the satisfaction of the covenants and financial ratios in our credit facility and our other debt agreements, including other agreements we may enter into in the future. Our business may not generate sufficient cash flow from operations or we may not have future borrowings available to us under our credit facility or from other sources in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs.
The notes and the guarantees are unsecured and, therefore, are effectively subordinated to any existing or future secured indebtedness of the Issuers, Parent, and the subsidiary guarantors to the extent of the value of the assets securing such existing or future secured indebtedness.
The notes and the guarantees are the unsecured obligations of the Issuers, Parent, and the subsidiary guarantors and will not be secured by their assets. Holders of secured obligations of the Issuers, Parent or the subsidiary guarantors, including all borrowings under our credit facility, will have claims that are senior to claims of holders of the notes and the guarantees with respect to the assets securing those obligations. Our credit facility is secured by liens on the substantial majority of our assets, including mortgages on each of our Gaylord Hotels properties. As a result, the notes and the guarantees will be effectively subordinated to all of the secured debt and other obligations of the Issuers, Parent, and the subsidiary guarantors to the extent of the value of the assets securing such obligations. In addition, the indenture governing the notes permits the Issuers, Parent, and the subsidiary guarantors to incur additional secured debt in certain circumstances. If the Issuers, Parent, and the subsidiary guarantors were to become insolvent or otherwise fail to make payments on the notes, holders of our secured obligations would be paid first and would receive payments from the assets securing such obligations before the holders of the notes would receive any payments. You may therefore not be fully repaid in the event we become insolvent or otherwise fail to make payments on the notes. As of March 31, 2020, our total secured indebtedness was $1,094.9 million, and we had an additional $299.1 million available for borrowing under our credit facility.
Claims of noteholders will be structurally subordinated to all liabilities and preferred stock of our non-guarantor subsidiaries.
The notes are structurally subordinated to indebtedness and other liabilities and preferred stock of our existing and future non-guarantor subsidiaries, including the TRSs that lease our hotel properties and own the personal property used in the operation of our hotel properties. The indenture governing the notes allows our non-guarantor subsidiaries to incur certain additional indebtedness in the future. In the event of a bankruptcy, liquidation or reorganization of any of such non-guarantor subsidiaries, such non-guarantor subsidiaries will pay the holders of their debts, holders of any preferred equity interest and their trade creditors before such non-guarantor subsidiaries will be able to distribute any of their assets to the Issuers, Parent or the subsidiary guarantors. As of March 31, 2020, the total liabilities of the non-guarantor subsidiaries to which the notes were structurally subordinated were approximately $1,097.2 million (net of unamortized deferred financing costs of $7.5 million), including trade and other payables, but excluding intercompany liabilities and deferred management rights proceeds. As of March 31, 2020, our non-guarantor subsidiaries held approximately 49% of our consolidated assets and generated substantially all of our consolidated revenue during the three months ended March 31, 2020.
Parent and Finco have no material assets, other than Parent’s investment in the Operating Partnership, and you should not expect Parent or Finco to participate in servicing the interest on or principal of the notes.
Parent has no material assets, other than its investment in the Operating Partnership, and Finco was formed as a wholly-owned subsidiary of the Operating Partnership for the sole purpose of being an issuer with the Operating Partnership of debt securities. Neither Parent nor Finco has any separate operations or revenues, and you should not rely upon Parent or Finco to make payments with respect to the notes.
We depend on the revenues and cash flow of our subsidiaries, including primarily the revenues and cash flow of the non-guarantor subsidiaries, to make payment on our debt service obligations.
All of our assets are held and our operations are conducted through the Operating Partnership and its direct and indirect subsidiaries. The non-guarantor subsidiaries, which operate our hotels and attractions businesses (including under third-party managers), generate the substantial majority of our revenues from third parties. The revenues of the subsidiary guarantors, which own the substantial majority of our assets, consist primarily of rents from non-guarantor subsidiaries. As a result our ability to meet obligations with respect to the notes and our other debt service obligations substantially depends upon our subsidiaries’, including primarily the non-guarantor subsidiaries’ revenues, and their cash flows and payments of funds to us as dividends, loans, advances, leases or other payments. Our subsidiaries’ ability to pay such dividends and/or make such loans, advances, leases or other payments may also be restricted by, among other things, applicable laws and regulations, current and future debt agreements and management agreements into which our subsidiaries may enter. Furthermore, while the indenture governing the notes restricts our ability to dispose of our assets in most cases without complying with certain limits and procedures, the indenture allows for the disposition of significant assets without restriction, including our Entertainment portfolio.
The Issuers may not be able to repurchase the notes upon a change of control.
Upon the occurrence of specific kinds of change of control triggering events, the Issuers will be required to offer to repurchase some or all outstanding notes at 101% of the principal amount of the notes purchased plus accrued and unpaid interest to the date of purchase. The source of funds for any such purchase of the notes will be the Issuers’ available cash or cash generated from the Operating Partnership’s subsidiaries’ operations or other sources, including borrowings, sales of assets, or sales of equity. The Issuers may not be able to repurchase the notes upon a change of control triggering event because they may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. In addition, our existing and future debt agreements, including our credit facility, may not allow us to repurchase the notes. The Issuers’ failure to repurchase the notes upon a change of control triggering event would cause a default under the indenture governing the notes and could constitute a default under our other indebtedness, including our credit facility. Any future debt agreements may contain similar provisions. In addition, the occurrence of a change of control may constitute an event of default under our other indebtedness, including under our credit facility.
There is no guarantee that an active trading market for the notes will develop or be liquid. You may not be able to sell the notes readily or at all or at or above the price that you paid.
We do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. You may not be able to sell your notes at a particular time or at favorable prices. As a result, we cannot assure you as to the liquidity of the notes. Accordingly, you may be required to bear the financial risk of your investment in the notes indefinitely. If a trading market were to develop, future trading prices of the notes may be volatile and will depend on many factors, including:
•
prevailing interest rates;

•
our operating performance and financial condition;

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the interest of securities dealers in making a market for them; and

•
the market for similar securities.

The market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions that could adversely affect their value. In addition, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance, and other factors.
U.S. federal and state fraudulent transfer and conveyance laws and laws restricting distributions by insolvent subsidiaries may permit a court to void the notes and/or the guarantees and, if that occurs, you may not receive any payments on the notes.
U.S. federal and state fraudulent transfer and conveyance statutes and laws restricting distributions by insolvent subsidiaries may apply to the issuance of the notes and the incurrence of the guarantees of such notes. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees could be voided as a fraudulent transfer or conveyance if the Issuers or any of the guarantors, as applicable, (i) issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors, or (ii) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (ii) only, one of the following is also true at the time thereof:
•
the Issuers or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

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the issuance of the notes or the incurrence of the guarantees left the Issuers or any of the guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

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the Issuers or any of the guarantors intended to, or believed that the Issuers or such guarantor would, incur debts beyond the Issuers’ or such guarantor’s ability to pay as they mature; or

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the Issuers or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against the Issuers or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee, to the extent such guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not the Issuers or the guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the guarantees would be subordinated to the Issuers’ or any of the guarantors’ other debt. In general, however, a court would deem an entity insolvent if:
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the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

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the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•
it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, or otherwise violated state law, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of the Issuers or of the related guarantor, or require the holders of notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt. Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination, if the court determines that: (i) the holder of notes engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of notes; and (iii) equitable subordination is not inconsistent with the provisions of Title 11 of the United States Code, as amended.
Although each guarantee entered into by the guarantors will contain a provision intended to limit such guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.
A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.
Our debt currently has a non-investment grade rating, and there can be no assurance that any rating assigned by the rating agencies will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital, which could have a materially adverse impact on our financial condition and results of operations.

USE OF PROCEEDS
The exchange offer is intended to satisfy certain of our obligations under the registration rights agreements between us and the initial purchasers of the old notes. We will not receive any proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange old notes in the same principal amount. The terms of the exchange notes are identical in all material respects to the old notes, except that the exchange notes will be offered in an offering registered under the Securities Act, and the transfer restrictions, registration rights, and related additional interest provisions applicable to the old notes will not apply to the exchange notes. The old notes tendered in exchange for the exchange notes will be retired and cancelled and cannot be re-issued. Accordingly, issuance of the exchange notes will not increase our outstanding indebtedness.

SELECTED FINANCIAL DATA
The following selected consolidated financial data as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 was derived from, and should be read together with, Parent’s audited consolidated financial statements and notes related thereto included in the 2019 Form 10-K, which is incorporated by reference in this prospectus. The selected consolidated financial data as of December 31, 2017, 2016 and 2015 and for the years ended December 31, 2016 and 2015 is derived from previously issued audited consolidated financial statements, which are not incorporated by reference in this prospectus. The selected consolidated financial data as of and for the three months ended March 31, 2020 and 2019, was derived from Parent’s unaudited condensed consolidated financial statements and the related notes thereto included in the First Quarter 2020 Form 10-Q, which is incorporated by reference herein. The results of operations for the interim period are not necessarily indicative of the results that may be expected for future quarters or for the year ending December 31, 2020. The selected consolidated financial data should be read in conjunction with the sections entitled “Risk Factors” in this prospectus and in the 2019 Form 10-K and First Quarter 2020 Form 10-Q, the risks discussed elsewhere in this prospectus, including those set forth under the heading “Special Note Regarding Forward-Looking Statements,” which is incorporated by reference herein, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2019 Form 10-K and in the First Quarter 2020 Form 10-Q, each of which is incorporated by reference herein, and Parent’s consolidated financial statements and the related notes in the 2019 Form 10-K and the condensed consolidated financial statements and the related notes in the First Quarter 2020 Form 10-Q incorporated by reference in this prospectus (in thousands, except per share amounts).

	Audited For the Years Ended December 31,					Unaudited For the Three Months Ended March 31,
	2019	2018	2017	2016	2015	2020	2019
Income Statement Data:
REVENUES:
Rooms	$557,562	$454,370	$431,768	$420,011	$404,457	$106,128	$132,212
Food and beverage	660,770	519,843	483,945	477,493	461,157	145,750	171,143
Other hotel revenue	203,114	153,690	143,947	142,139	128,989	33,793	34,155
Entertainment	183,120	147,215	125,059	109,564	97,521	27,359	33,265
Total revenues	1,604,566	1,275,118	1,184,719	1,149,207	1,092,124	313,030	370,775
OPERATING EXPENSES:
Rooms	144,834	118,060	112,636	109,618	110,067	32,308	34,969
Food and beverage	362,850	282,906	269,824	267,307	261,580	83,811	91,359
Other hotel expenses	409,883	339,529	327,283	323,320	313,706	90,474	90,939
Hotel management fees, net	39,608	30,744	23,856	22,194	14,657	5,492	9,756
Entertainment	126,609	109,249	84,513	74,627	67,484	29,346	25,641
Corporate	36,282	30,833	31,387	26,883	26,133	8,136	9,004
Preopening costs	3,122	4,869	1,926	—	909	801	2,134
Impairment charges(1)	—	23,783	35,418	—	19,200	—	—
Gain on sale of assets(2)	—	—	—	—	—	(1,261)	—
Credit loss on held-to-maturity securities(3)	—	—	—	—	—	5,828	—
Depreciation and amortization:
Hospitality	201,068	108,779	102,759	100,186	105,876	49,769	50,133
Entertainment	11,150	10,280	7,074	7,034	5,747	3,105	2,479
Corporate and Other	1,629	1,817	2,126	2,596	2,760	471	397
Total depreciation and amortization	213,847	120,876	111,959	109,816	114,383	53,345	53,009
Total operating expenses	1,337,035	1,060,849	998,802	933,765	928,119	308,280	316,811
OPERATING INCOME:
Hospitality	263,203	247,885	223,302	217,018	188,717	23,817	60,354
Entertainment	45,361	27,686	33,472	27,903	24,290	(5,092)	5,145
Corporate and Other	(37,911)	(32,650)	(33,513)	(29,479)	(28,893)	(8,607)	(9,401)
Preopening costs	(3,122)	(4,869)	(1,926)	—	(909)	(801)	(2,134)
Impairment charges(1)	—	(23,783)	(35,418)	—	(19,200)	—	—
Gain on sale of assets(2)	—	—	—	—	—	1,261	—
Credit loss on held-to-maturity securities(3)	—	—	—	—	—	(5,828)	—
Total operating income	267,531	214,269	185,917	215,442	164,005	4,750	53,964
Interest expense	(131,620)	(74,961)	(66,051)	(63,906)	(63,901)	(29,358)	(32,087)
Interest income	11,769	10,469	11,818	11,500	12,384	2,371	2,908
Loss on extinguishment of debt	(494)	—	—	—	—	—	—
Income (loss) from unconsolidated joint ventures(4)	(1,110)	125,005	(4,402)	(2,794)	—	(1,895)	—
Other gains and (losses), net(5)	693	1,633	(337)	2,524	(12,832)	195	(141)
Benefit (provision) for income taxes(6)	(18,475)	(11,745)	49,155	(3,400)	11,855	(26,799)	(1,974)
Net income (loss)	128,294	264,670	176,100	159,366	111,511	(50,736)	22,670
Net loss attributable to noncontrolling interest in consolidated joint venture(7)	17,500	—	—	—	—	4,220	6,738
Net income (loss) available to common stockholders	$145,794	$264,670	$176,100	$159,366	$111,511	$(46,516)	$29,408
Basic income (loss) per share available to common stockholders	$2.82	$5.16	$3.44	$3.12	$2.18	$(0.85)	$0.57
Diluted income (loss) per share available to common stockholders	$2.81	$5.14	$3.43	$3.11	$2.16	$(0.85)	$0.57
Dividends declared per Common Share(8)	$3.60	$3.40	$3.20	$3.00	$2.70	$0.95	$0.90

	Audited As of December 31,					Unaudited As of March 31,
	2019	2018	2017	2016	2015	2020	2019
Balance Sheet Data(7):
Total assets	$4,088,468	$3,853,883	$2,524,228	$2,405,753	$2,331,434	$4,344,802	$3,893,169
Total debt	2,559,968	2,441,895	1,591,392	1,502,554	1,431,710	2,951,888	2,485,179
Total stockholders’ equity	644,729	469,577	378,156	367,997	379,562	560,021	440,464

(1)
Impairment charges in 2018 primarily include costs associated with our previous investment in Opry City Stage, a four-level entertainment complex in Times Square. During the third quarter of 2018, we determined that current ongoing operations were not meeting our revenue projections from the time of purchase and we temporarily suspended operations to appropriately reposition the venue and its operations. An impairment assessment at that time warranted an impairment charge of $4.5 million. In December 2018, we determined that we would permanently close Opry City Stage and recorded an additional impairment charge of $18.0 million. In addition, during 2018, we incurred $1.2 million in impairment charges related to an entertainment concept that has been abandoned. Impairment charges in 2017 represent a portion of the notes receivable that we hold related to the Gaylord National construction, consisting of other-than-temporary impairment losses of $35.4 million, which is net of $6.5 million recognized in other comprehensive income. Impairment charges in 2015 include costs associated with our decision to move forward with an expansion of the guest rooms and convention space at Gaylord Texan, which was ultimately completed in 2018. This capital project replaced a previously contemplated expansion that we began incurring design costs for during 2007 and had been subsequently put on hold. As the Gaylord Texan project was substantially different from the previously contemplated project, we incurred an impairment charge of $16.3 million in 2015. In addition, during 2015, we incurred $2.9 million in impairment charges related to assets previously used in special events programming that was discontinued.

(2)
Gain on sale of assets for the three months ended March 31, 2020 includes the sale of certain items at Gaylord Opryland.

(3)
Credit loss on held-to-maturity securities for the three months ended March 31, 2020 relates to the bonds we received in 2008 related to the Gaylord National construction, which we hold as notes receivable.

(4)
Income from unconsolidated joint ventures for 2018 includes a $131.4 million gain related to the re-measurement of the pre-existing equity method investment in the Gaylord Rockies joint venture prior to consolidation.

(5)
Other gains and (losses) for 2015 includes a $20.2 million loss on the repurchase of a portion of the common stock warrants associated with our previous convertible notes. Other gains and (losses) for 2015 also includes a $6.9 million gain associated with the reimbursement by the current developer of costs that were previously incurred related to a proposed development in Aurora, Colorado. These costs were impaired in 2012 as part of our strategic shift away from long-term development. Other gains and (losses) for 2019, 2018, 2017, 2016 and 2015 includes $2.8 million, $2.7 million, $2.6 million, $2.5 million and $2.5 million in income, respectively, received from the marketing and maintenance fund associated with the Gaylord National bonds.

(6)
Benefit for income taxes for 2017 includes a benefit of $53.4 million related to the release of valuation allowance. Provision for income taxes for the three months ended March 31, 2020 includes an expense of $26.7 million related to an increase in valuation allowance.

(7)
As a result of the Company’s purchase of an additional interest in the Gaylord Rockies joint venture as of December 31, 2018, the Company began consolidating the joint venture’s balance sheet at December 31, 2018 and its operating results January 1, 2019. At March 31, 2020, the Company owns a 62.1% interest in the Gaylord Rockies joint venture.

(8)
Dividends declared for 2019 represent quarterly dividends totaling $3.60 per share, or an aggregate of $188.3 million in cash. Dividends declared for 2018 represent quarterly dividends totaling $3.40 per share, or an aggregate of $174.5 million in cash. Dividends declared for 2017 represent quarterly dividends totaling $3.20 per share, or an aggregate of $163.7 million in cash. Dividends declared for 2016 represent quarterly dividends totaling $3.00 per share, or an aggregate of $153.0 million in cash. Dividends declared for 2015 represent quarterly dividends totaling $2.70 per share, or an aggregate of $138.4 million in cash. Dividends declared for the three months ended March 31, 2020 represent a quarterly dividend totaling $0.95 per share, or an aggregate of $52.2 million in cash. Dividends declared for the three months ended March 31, 2019 represent a quarterly dividend totaling $0.90 per share, or an aggregate of $46.3 million in cash.

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
We sold the old notes in transactions that were exempt from the registration requirements of the Securities Act. Accordingly, the old notes are subject to transfer restrictions. In general, you may not offer or sell the old notes unless either they are registered under the Securities Act or the offer or sale is exempt from registration under the Securities Act and applicable state securities laws.
As a condition to the initial sale of the old notes, the Issuers and the guarantors entered into registration rights agreements with the initial purchasers of the old notes. In the agreements, we and the guarantors agreed for the benefit of the holders of the old notes to use commercially reasonable efforts to file a registration statement with the SEC with respect to a registered offer to exchange the old notes for new exchange notes having terms substantially identical in all material respects to the old notes (except that the exchange notes will not contain terms with respect to transfer restrictions or provide for additional interest), and to use commercially reasonable efforts to consummate such exchange offer on or before September 19, 2020.
In the event that we and the guarantors determine that a registered exchange offer is not available or may not be completed as soon as practicable after the last date for acceptance of old notes for exchange because it would violate any applicable law or applicable interpretations of the staff of the SEC or, if for any reason the exchange offer is not completed on or prior to September 19, 2020, or, in certain circumstances, any initial purchaser so requests in connection with any offer or sale of the old notes, we and the guarantors will use our commercially reasonable efforts to file and to have become effective a shelf registration statement relating to resales of the old notes and to keep that shelf registration statement effective until the date that the old notes cease to be “registrable notes” (as defined in the registration rights agreements), including when all old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. We and the guarantors will, in the event of such a shelf registration, provide to each participating holder of old notes copies of a prospectus, notify each participating holder of old notes when the shelf registration statement has become effective and take certain other actions to permit resales of the old notes. A holder of old notes that sells old notes under the shelf registration statement generally will be required to furnish certain information to us (as described in the registration rights agreements), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreements that are applicable to such a holder of old notes (including certain indemnification obligations). Holders of old notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us.
If a “registration default” (as defined in the registration rights agreements) occurs, then additional interest shall accrue on the principal amount of the old notes that are “registrable notes” at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.0% per annum). The additional interest will cease to accrue when the registration default is cured. A registration default occurs if (1) we have neither (x) exchanged exchange notes for all old notes validly tendered in accordance with the terms of the exchange offer nor (y) had a shelf registration statement declared effective, in either case on or prior to September 19, 2020, (2) notwithstanding clause (1), if a shelf registration statement is required and is not declared effective on or prior to the 365th day after such shelf registration statement is requested, or (3) if applicable, a shelf registration statement covering resales of the old notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable. A registration default is cured, and additional interest ceases to accrue on any registrable old notes, when the exchange offer is completed or the shelf registration statement is declared effective or the prospectus again becomes usable, as applicable, or such old notes cease to be “registrable notes.” The above notwithstanding, no additional interest shall accrue on the old notes following September 19, 2021.
Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the old notes is payable. We will apply for the exchange notes to be accepted for clearance through DTC.

A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. Such registration statement and the exchange offer are intended to satisfy some of our obligations under the registration statement. The summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the complete provisions of the registration rights agreement, copies of which are available from us upon request.
Eligibility; Transferability
We are making the exchange offer in reliance on the interpretations of the SEC set forth in no-action letters issued to third parties and referenced below. However, we have not sought our own no-action letter. Based on these interpretations by the SEC, we believe that you may offer for resale, resale or otherwise transfer the exchange notes without registration under the Securities Act and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act if you can make the representations set forth below under “— Terms of the Exchange Offer.” However, if you are our affiliate (as defined in Rule 405 of the Securities Act), are a broker-dealer that acquired old notes directly from us for your own account and not as a result of market making-activities or other trading activities, are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:
•
you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in Shearman & Sterling (available July 2, 1993), or interpretive letters to similar effect; and

•
you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes, unless an exemption is otherwise available.

Any broker-dealer that participates in the exchange offer with respect to old notes acquired for its own account as a result of market-making activities or other trading activities and who receives exchange notes in exchange for such old notes may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. See “Plan of Distribution.”
This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus.
Terms of the Exchange Offer
Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept any and all old notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, or the expiration date, unless we extend the exchange offer.
Promptly after the expiration date, we will issue an aggregate principal amount of up to $700 million of exchange notes for a like principal amount of old notes tendered and accepted in connection with the exchange offer. We will keep the exchange offer open for at least 20 business days (or longer if required by applicable law) after the date we mail notice of the exchange offer to the holders of old notes. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The terms of the exchange notes will be identical in all material respects to the terms of the old notes, except the exchange notes will be issued in an offering registered under the Securities Act, and the transfer restrictions, registration rights, and related additional interest provisions applicable to the old notes will not apply to the exchange notes. Interest on the exchange notes will accrue from the last date on which interest was paid on the old notes or, if no such interest has been paid, from the issue date. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the indenture under which the old notes were issued. For a description of the indenture, see “Description of Exchange Notes.”
As of the date of this prospectus, $700 million in aggregate principal amount of the old notes is outstanding. This amount is registered in the name of Cede & Co., as nominee for The Depository Trust

Company (“DTC”). This prospectus and the letter of transmittal are being sent to all holders of old notes. There will be no fixed record date for determining holders of old notes entitled to participate in the exchange offer. Solely for reasons of administration, we have fixed the close of business on June 2, 2020 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.
The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered for exchange.
Holders of the old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, the rules and regulations of the SEC, and other applicable laws.
The exchange agent will authenticate and deliver promptly to each tendering holder exchange notes equal in principal amount to the old notes accepted for exchange; provided that, if the old notes are held in global form by a depositary, the exchange agent will authenticate and deliver to such depositary one or more exchange notes in global form in an equivalent principal amount for the account of such tendering holder in accordance with the terms of the indenture.
Subject to the terms of the registration rights agreements, we expressly reserve the right to amend, extend or terminate the exchange offer and to refuse to accept for exchange any old notes not previously accepted for exchange upon the occurrence of any of the conditions specified below under “— Conditions to the Exchange Offer.”
If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes on the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described under “— Fees and Expenses” below.
If you participate in the exchange offer, you will be required to make the following written representations to us, among others:
•
any exchange notes acquired in the exchange offer for old notes are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such recipient is the holder itself;

•
at the time of the commencement or consummation of the exchange offer, neither you nor, to your actual knowledge, any other person receiving exchange notes from you has an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•
neither you nor, to your actual knowledge, any other person receiving exchange notes from you is our affiliate (as defined in Rule 405 of the Securities Act);

•
if you are not a broker-dealer, neither you nor, to your actual knowledge, any other person receiving exchange notes from you is engaged in or intends to engage in a distribution of the exchange notes; and

•
if you are a broker-dealer that is a beneficial owner of exchange notes, you have acquired the exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, and you will comply will all applicable provisions of the Securities Act (including, but not limited to, the prospectus delivery requirements thereunder).

Expiration Date; Extensions; Amendments
The expiration date of the exchange offer is 5:00 p.m., New York City time, on July 10, 2020, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer. We will keep the exchange offer open for at least 20 business days (or longer if required by applicable law) after the date we mail notice of the exchange offer to the holders of old notes.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension to the holder(s) thereof. To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by oral or written notice, followed by notification by press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “— Conditions to the Exchange Offer.”
Any delay in acceptance, extension, termination or amendment promptly will be followed by a press release or other public announcement describing the delay in acceptance, extension, termination or amendment and disclosing the aggregate principal amount of old notes tendered, if any, to the date of the press release. If the exchange offer is amended in a manner determined by us to constitute a material change, including the waiver of a material condition, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the holders. We will also extend the exchange offer to the extent necessary to provide that at least five business days remain in the exchange offer following notice of the material change.
Conditions to the Exchange Offer
Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or exchange for exchange notes, any old notes, and we may amend, extend or terminate the exchange offer as provided in this prospectus at any time prior to the acceptance of the old notes for exchange if, in our judgment,
•
the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC;

•
an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, or a material adverse development shall have occurred in any existing action or proceeding with respect to us; or

•
we have not received all governmental approvals that we deem necessary for the consummation of the exchange offer.

If we determine that any of the foregoing conditions is not satisfied, we may:
•
terminate the exchange offer and return all tendered old notes to the tendering holders;

•
extend the exchange offer and retain all old notes tendered on or before the expiration date, subject to the holders’ right to withdraw the tender of the old notes; or

•
waive any unsatisfied conditions regarding the exchange offer and accept all properly tendered old notes that have not been withdrawn. If such a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver, and we will extend the exchange offer to the extent required by law.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.
We will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to (i) the registration statement of which this prospectus constitutes a part or (ii) the qualification of the indenture under the Trust Indenture Act of 1939.

Return of Old Notes
If any tendered old notes are not accepted for exchange for any reason, those old notes will be returned, at our cost, promptly after the expiration or termination of the exchange offer to (i) the person who tendered them or (ii) in the case of old notes tendered by book-entry transfer, the exchange agent’s account at DTC.
Procedures for Tendering
To tender your old notes in this exchange offer, you must use one of the following three alternative procedures on or prior to 5:00 p.m., New York City time, on the expiration date:
(1)
Regular delivery procedure:   Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed, if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile, together with the certificates representing the old notes being tendered and any other required documents, to the exchange agent.

(2)
Book-entry delivery procedure:   Comply with DTC’s ATOP procedures for book-entry transfer described below under “— Book-Entry Delivery Procedures.”

(3)
Guaranteed delivery procedure:   If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “— Guaranteed Delivery Procedures” below.

Old notes will not be deemed to have been validly tendered until the letter of transmittal, or a facsimile thereof, with any required signature guarantees, or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal, and any other required documents, have been transmitted to and received by the exchange agent, in each case on or prior to 5:00 p.m., New York City time, on the expiration date.
If your old notes are held through a broker, dealer, commercial bank, trust company or other nominee and you want to tender your old notes, you must instruct that intermediary to tender the old notes on your behalf pursuant to the procedures of such intermediary. You should contact your intermediary as soon as possible to give it sufficient time to meet your requested deadline. If you wish to tender the old notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder of old notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.
The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent, including delivery through DTC and any acceptance or agent’s message delivered through ATOP, is at your election and risk, and the delivery will be deemed made only when actually received or confirmed by the exchange agent. As an alternative to delivery by mail, you may wish to consider overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send the letter of transmittal or any old notes to us. You may ask your broker, dealer, commercial bank, trust company or other nominee to perform these transactions for you.
If you validly tender and do not validly withdraw your tender of old notes prior to the expiration date, you will be regarded as agreeing to tender the old notes in accordance with the terms and conditions in this exchange offer and making the representations under “— Terms of the Exchange Offer.” Your tender and our acceptance of the tender will constitute the agreement between you and us set forth in this prospectus and in the letter of transmittal.
If you are a beneficial owner that holds old notes through Euroclear or Clearstream and wish to tender your old notes, you must contact Euroclear or Clearstream directly to ascertain their procedure for tendering old notes and comply with such procedure.

Signature on Letter of Transmittal
If the letter of transmittal is signed by the holder of the old notes tendered thereby, the signature must correspond exactly with the name as written on the face of the old notes or on DTC’s security position listing as the holder of such old notes without any change whatsoever.
If any tendered old notes are owned of record by two or more joint owners, all of such owners must sign the letter of transmittal. If any tendered old notes are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate copies of the letter of transmittal as there are different registrations of certificates.
Signatures on the letter of transmittal or a notice of withdrawal described below under “— Withdrawal of Tenders,” as the case may be, generally need not be guaranteed by an eligible institution. You can submit the letter of transmittal without guarantee if you tender your old notes (i) as a registered holder and you have not completed the table entitled “Special Issuance Instructions” or “Special Delivery Instructions” in the letter of transmittal or (ii) for the account of an eligible institution. If signatures on the letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by an eligible institution. An eligible institution is one of the following firms or other entities identified in Rule 17Ad-15 under the Exchange Act (as the terms are used in Rule 17Ad-15):
•
a bank;

•
a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer, or government securities broker;

•
a credit union;

•
a national securities exchange, registered securities association, or clearing agency; or

•
a savings institution that is a participant in a Securities Transfer Association recognized program.

If you sign the letter of transmittal even though you are not the registered holder of any old notes listed in the letter of transmittal, your old notes must be endorsed or accompanied by a properly completed bond power. The bond power must authorize you to tender the old notes on behalf of the registered holder and must be signed by the registered holder as the registered holder’s name appears on the old notes.
If any exchange notes or untendered or unexchanged old notes are to be issued to a person other than the registered holder(s), then endorsements of any old notes transmitted by the letter of transmittal or separate bond powers are required. Signatures on such old notes or separate bond powers must be guaranteed by an eligible institution.
If you sign the letter of transmittal or any old notes or bond powers in your capacity as trustee, executor, administrator, guardian, attorney-in-fact or officer of a corporation or if you are otherwise acting in a fiduciary or representative capacity, you should indicate this when signing. Unless waived by us, you must submit with the letter of transmittal evidence satisfactory to us of your authority to act in the particular capacity.
Book-Entry Delivery Procedures
The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP with respect to book-entry notes held through DTC. The old notes held in book-entry form through the facilities of DTC may only be tendered by book-entry transfer to the exchange agent’s account at DTC. If you wish to tender old notes held on your behalf by a nominee that is a participant in DTC, you must:
•
inform your nominee of your interest in tendering your old notes pursuant to the exchange offer; and

•
instruct your nominee to tender all old notes you wish to be tendered in the exchange offer into the exchange agent’s account at DTC on or prior to the expiration date.

Any financial institution that is a participant in DTC, including Euroclear and Clearstream, must tender old notes that are held through DTC by effecting a book-entry transfer of old notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through DTC’s ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An agent’s message is a message transmitted by DTC to, and received by, the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express and unconditional acknowledgment from an organization that participates in DTC tendering old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce this agreement against such participant. The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Delivery of the agent’s message to DTC will satisfy the terms of the exchange offer as to execution and delivery of a letter of transmittal by the DTC participant identified in the agent’s message. Accordingly, holders who tender their old notes through DTC’s ATOP procedures shall be bound by, but need not complete, a letter of transmittal.
A delivery of old notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “— Exchange Agent” on or before the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent.
Guaranteed Delivery Procedures
If you wish to tender your old notes but (i) your old notes are not readily available so you cannot meet the expiration date deadline, (ii) you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date or (iii) you cannot complete the procedures for book-entry transfer prior to the expiration date, you may still participate in the exchange offer if:
•
the tender is made through an eligible institution;

•
prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery, that (1) sets forth your name and address, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes tendered, (2) states that the tender is being made thereby, and (3) guarantees that, within three trading days after the expiration date, the letter of transmittal, or a facsimile or agent’s message in lieu thereof, together with the old notes or a book-entry confirmation, as applicable, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•
the exchange agent receives the properly completed and executed letter of transmittal or facsimile or agent’s message in lieu thereof, as well as the certificate(s) representing all tendered old notes in proper form for transfer or a book-entry confirmation of transfer of the old notes into the exchange agent’s account at DTC, as applicable, and all other documents required by the letter of transmittal within three trading days after the expiration date.

The exchange agent will send you a notice of guaranteed delivery upon your request if you wish to tender your old notes according to the guaranteed delivery procedures set forth above.
Acceptance of Tendered Old Notes
Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept for exchange all old notes validly tendered. For purposes of the exchange offer, we shall be deemed to have accepted validly tendered old notes if and when we give oral or written notice to the exchange agent.
In all cases, we will promptly issue exchange notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:
•
old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at the book-entry transfer facility; and

•
a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

We will interpret the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt and acceptance of old notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or not to accept any particular old notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular old notes prior to the expiration date.
Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within the time period we determine. Although we intend to notify holders of defects or irregularities in connection with tenders of old notes, none of us, the exchange agent or anyone else will incur any liability for any failure to give such notice. Any old notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.
Withdrawal of Tenders
You may withdraw your tender of old notes at any time before 5:00 p.m., New York City time, on the expiration date.
For a withdrawal to be effective, you must comply with DTC’s ATOP procedures or the exchange agent must receive a written notice of withdrawal, which may be by facsimile or letter, of withdrawal at its address set forth below under “— Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date.
Any written notice of withdrawal must:
•
specify the name of the person who tendered the old notes to be withdrawn;

•
identify the old notes to be withdrawn, including the certificate number(s), if applicable, and principal amount;

•
contain a statement that the holder is withdrawing the election to have the old notes exchanged;

•
where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder; and

•
be signed by the holder in the same manner as the original signature on the letter of transmittal used to tender the old notes.

The signature on any notice of withdrawal must be guaranteed by an eligible institution unless the old notes have been tendered by a registered holder of the old notes who has not completed either of the table entitled “Special Issuance Instructions” or “Special Delivery Instructions” in the letter of transmittal or have been tendered for the account of an eligible guarantor institution.
If old notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with DTC’s ATOP procedures. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the old notes will be credited to an account at DTC, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent
We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. You should direct all executed letters of transmittal and all questions and requests for assistance or additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows:
By Registered, Certified	By Facsimile	By Overnight Courier or
or Regular Mail:	(eligible institutions only):	Hand Delivery:
U.S. Bank National Association	651-466-7372	U.S. Bank National Association
60 Livingston Avenue		60 Livingston Avenue
St. Paul, Minnesota 55107	Telephone Inquiries:	1st Floor — Bond Drop Window
Attention: Specialized Finance	800-934-6802	St. Paul, Minnesota 55107
Delivery of the letter of transmittal to an address other than as set forth above, or transmission of such letter of transmittal by facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.
Fees and Expenses
We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services. The principal solicitation is being made by mail. Additional solicitations may be made by facsimile, telephone, or in person by our and our affiliates’ officers and employees and by persons engaged by the exchange agent.
We have not retained a dealer-manager in connection with the exchange offer, and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer.
Transfer Taxes
Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person.
Accounting Treatment
We will record the exchange notes at the same carrying value as the old notes as reflected in our accounting records on the date of exchange. Therefore, we will not recognize a gain or loss for accounting purposes in connection with the exchange offer. The fees and expenses of the exchange offer will be expensed as incurred.
Consequences of Failure to Exchange
All untendered old notes will remain subject to the restrictions on transfer provided for in the old notes and in the indenture. Generally, the old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such old notes may be resold only:
•
to us (upon redemption thereof or otherwise);

•
pursuant to a registration statement which has been declared effective under the Securities Act;

•
for so long as the old notes are eligible for resale pursuant to Rule 144A, to a person the holder of the old notes and any person acting on its behalf reasonably believes is a “qualified institutional buyer”

as defined in Rule l44A, that purchases for its own account or for the account of another qualified institutional buyer, in each case to whom notice is given that the transfer is being made in reliance on Rule l44A;
•
for so long as the old notes are eligible for resale pursuant to Regulation S of the Securities Act, in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S, in each case if notice is given to purchasers that the transfer is being made in reliance on Regulation S; or

•
pursuant to any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee), in each case subject to compliance with any applicable foreign, state or other securities laws.
Upon completion of the exchange offer, due to the restrictions on transfer of the old notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for old notes will be relatively less liquid than the market for exchange notes. Consequently, holders of old notes who do not participate in the exchange offer could experience significant diminution in the value of their old notes, compared to the value of the exchange notes. The holders of old notes not tendered will have no further registration rights, except that, under limited circumstances, we may be required to file a shelf registration statement for a continuous offer of old notes.
Other
You do not have to participate in the exchange offer. You should carefully consider whether to accept the terms and conditions of the exchange offer. We urge you to consult your financial and tax advisors in deciding what action to take with respect to the exchange offer.
We may in the future seek to acquire untendered old notes through redemptions, in open market or privately negotiated transactions, through a subsequent exchange offer or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

DESCRIPTION OF EXCHANGE NOTES
The term “exchange notes” refers to our $700,000,000 4.750% Senior Notes due 2027 that have been registered under the Securities Act. The term “old notes” refers to our outstanding unregistered $700,000,000 4.750% Senior Notes due 2027. We refer to the exchange notes and the old notes (to the extent not exchanged for exchange notes) in this section as the “Notes.”
On September 19, 2019, RHP Hotel Properties, LP (“Opco”), RHP Finance Corporation (“Finco” and collectively with Opco, the “Issuers”), Ryman Hospitality Properties, Inc., the Parent guarantor (“Parent”), the subsidiary guarantors and U.S. Bank National Association, as trustee, entered into an indenture (the “Initial Indenture”) pursuant to which the Issuers issued $500 million aggregate principal amount of 4.750% Notes due 2027 (the “Initial 2027 Notes”). The Initial Indenture provides that the Issuers may from time to time issue additional notes thereunder, subject to the terms and conditions thereof, that have terms identical to those of the Initial 2027 Notes, other than issue date and issue price. On October 8, 2019, the Issuers, Parent, the subsidiary guarantors and U.S. Bank National Association, as trustee, entered into a supplemental indenture (the Initial Indenture, as so amended and supplemented, the “Indenture”), pursuant to which the Issuers issued $200 million aggregate principal amount of 4.750 Notes due 2027.
The following is a summary of the material provisions of the Indenture. It does not restate that agreement, and we urge you to read the indenture in its entirety, which is available upon request to Opco at the address indicated under “Where You Can Find Additional Information” elsewhere in this prospectus, because it, and not this description, defines your rights as a noteholder.
You can find the definitions of certain capitalized terms used in this description under the subheading “— Certain Definitions.” The term “Issuers” as used in this section refers only to Opco and Finco and not to any of their subsidiaries and the term “Parent” as used in this description refers only to Ryman Hospitality Properties, Inc. and not to any of its subsidiaries.
General
The exchange notes also will be issued pursuant to the Indenture. Any old notes that remain outstanding after completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.
The Notes are unsecured senior obligations of the Issuers and will mature on October 15, 2027, unless earlier redeemed or repurchased. The Notes will initially bear interest at a rate of 4.750% per annum, payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing April 15, 2020.
Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, in accordance with the terms of the Indenture.
Interest on the Notes will accrue from the September 19, 2019. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
The Notes will be issued only in fully registered form, without coupons, in denominations of $2,000 of principal amount and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuers are entitled to require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with a registration of transfer.
Subject to the covenants described below under “— Certain Covenants” and applicable law, the Issuers are entitled to issue additional notes under the indenture. The Notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase.
Optional Redemption
Prior to October 15, 2022, the Issuers will be entitled at their option to redeem all or any portion of the Notes at a redemption price equal to 100% of the principal amount of such Notes plus the Applicable

Premium as of, and any accrued and unpaid interest to, but not including, the redemption date (subject to the right of each holder on the relevant record date to receive interest due on the relevant interest payment date).
On or after October 15, 2022, the Issuers may redeem the Notes in whole or from time to time in part, at the redemption prices (expressed as percentages of the principal amount thereof) set forth below, plus accrued and unpaid interest thereon to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on October 15 of each of the years indicated below:
Year	Percentage
2022	103.563%
2023	102.375%
2024	101.188%
2025 and thereafter	100.00%
In addition, at any time prior to October 15, 2022, the Issuers may redeem, on any one or more occasions, with all or a portion of the net cash proceeds of one or more Equity Offerings (within 60 days of the consummation of any such Equity Offering), up to 40% of the aggregate principal amount of the Notes (including any additional Notes) at a redemption price (expressed as a percentage of the aggregate principal amount of the Notes so redeemed) equal to 104.750% plus accrued and unpaid interest to but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 60% of the original aggregate principal amount of the Notes must remain outstanding immediately after each such redemption.
After notice of optional redemption has been given as provided in the indenture, if funds for the redemption of any Notes called for redemption have been made available on the redemption date, such Notes called for redemption will cease to bear interest on the date fixed for the redemption specified in the redemption notice and the only right of the holders of such Notes will be to receive payment of the redemption price.
Notice of any optional redemption of any Notes will be given to holders (with a copy to the trustee) at their addresses, as shown in the Notes register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Notes held by the holder to be redeemed.
The Issuers will notify the trustee at least 45 days prior to the redemption date (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of the Notes to be redeemed and the redemption date. If less than all the Notes are to be redeemed, the trustee shall select, pro rata or by lot or by any such similar method in accordance with the procedures of DTC, the Notes to be redeemed. Notes may be redeemed in part in the minimum authorized denomination for the Notes or in any integral multiple thereof.
Any redemption of the Notes may, in the Issuers’ sole discretion, be subject to one or more conditions precedent, which shall be described in the related notice of redemption to holders of Notes, which conditions may include, without limitation, completion of one or more equity offerings or other securities offerings or other financings, transactions or events. If such redemption is subject to satisfaction of one or more conditions precedent, such notice to holders of Notes shall describe each such condition and may (at the option of the Issuers) include a statement to the effect that the redemption date may be delayed, on one or more occasions and in the Issuers’ sole discretion until such time as any or all of such conditions have been satisfied or waived by the Issuers in writing or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the redemption date as stated in such notice, or by the redemption date so delayed. In order to delay any redemption date (or to further delay any delayed redemption date), the Issuers shall provide written notice to the Trustee, at least two Business Days before such redemption date (or such delayed redemption date, as the case may be), to the effect that the Issuers have elected to delay such redemption date (or such delayed redemption date, as the case may be) and specifying the new redemption date (a “delayed redemption date”) (which may, at the Issuers’ option, be specified as the date on which any or all conditions to such redemption are satisfied (as determined by the Issuer in its sole discretion) or waived by the Issuer), and the Trustee shall provide such notice to each holder of the Notes that were to be redeemed in the same manner in which the notice of redemption was given. The Issuer may delay any redemption date on one or more occasions.
The Issuers and their Affiliates are entitled to acquire Notes by means other than a redemption from time to time, including through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, so long as such acquisition does not otherwise violate the terms of the indenture, upon such terms and at such prices as the Issuers or their Affiliates may determine, which may be more or less than the consideration for which the Notes offered hereby are being sold and may be less than any redemption price then in effect and could be for cash or other consideration.
Sinking Fund
There will be no sinking fund payments for the Notes.
Ranking the Notes
The Notes will be:
•
general unsecured obligations of the Issuers;

•
equal in right of payment with all other existing and future senior Indebtedness of the Issuers, including Indebtedness under the Credit Agreement and the 5.00% Senior Notes due 2023;

•
senior in right of payment to any existing and future Subordinated Indebtedness of the Issuers;

•
effectively subordinated to any existing and future Secured Indebtedness of the Issuers to the extent of the value of the collateral securing such Indebtedness;

•
structurally subordinated to the liabilities and preferred stock of our Subsidiaries that are not Subsidiary Guarantors; and

•
guaranteed by the Guarantors.

As of March 31, 2020, the Issuers and the Guarantors had $2.4 billion of indebtedness and other liabilities ($1.1 billion of which was secured indebtedness), net of unamortized deferred financing costs of $29.3, plus unamortized premiums of $2.4 million, but excluding intercompany amounts. As of March 31, 2020, $299.1 million was available for Opco to borrow under the credit facility (net of approximately $0.9 million of letters of credit outstanding), subject to the satisfaction of debt incurrence tests under the indenture.
The Guarantees
The Notes will be guaranteed by Parent and each of Opco’s current and future Subsidiaries that guarantee Indebtedness under the Credit Agreement and the 5.00% Senior Notes due 2023 until certain conditions are met.
Each Guaranty will be:
•
a general unsecured obligation of the Guarantor;

•
equal in right of payment with all other existing and future senior Indebtedness of that Guarantor, including its Guarantee of the Credit Agreement and the 5.00% Senior Notes due 2023;

•
senior in right of payment to any existing and future Subordinated Indebtedness of the Guarantor;

•
effectively subordinated to any existing and future Secured Indebtedness of the Guarantor to the extent of the value of the collateral securing such Indebtedness; and

•
structurally subordinated to the liabilities and preferred stock of our non-Guarantor Subsidiaries.

The obligations of each Guarantor under its Guaranty will be limited as necessary to prevent that guaranty from constituting a fraudulent conveyance under applicable law or a violation of state law prohibiting distribution from an insolvent subsidiary. See “Risk Factors — Risks Related to the Exchange Notes — U.S. federal and state fraudulent transfer and conveyance laws and laws restricting distributions by insolvent subsidiaries may permit a court to void the notes and/or the guarantees and, if that occurs, you may not receive any payments on the notes.”
During the year ended December 31, 2019 and the three months ended March 31, 2020, the Subsidiaries of Opco that are not Subsidiary Guarantors generated substantially all of the Parent’s consolidated total revenues. In addition, as of March 31, 2020, the Subsidiaries of Opco that are not Subsidiary Guarantors held approximately 49% of the Parent’s consolidated total assets. See “Risk Factors — Risks Related to the Exchange Notes — The notes and the guarantees are unsecured and, therefore, are effectively subordinated to any existing or future secured indebtedness of the Issuers, Parent, and the subsidiary guarantors to the extent of the value of the assets securing such existing or future secured indebtedness” and “Risk Factors — Risks Related to the Exchange Notes — Claims of noteholders will be structurally subordinated to all liabilities and preferred stock of our non-guarantor subsidiaries.”
Certain Covenants
Suspension of Covenants
During a Suspension Period, the Parent and the Restricted Subsidiaries will not be subject to the following corresponding provisions of the indenture (each a “Suspended Covenant”):
•
“— Covenants — Limitation on Indebtedness”;

•
“— Covenants — Limitation on Restricted Payments”;

•
“— Covenants — Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

•
“— Covenants — Future Guarantees by Restricted Subsidiaries”;

•
“— Covenants — Limitation on Transactions with Affiliates”;

•
“— Covenants — Limitation on Asset Sales”; and

•
Clause (3) of “— Covenants — Consolidation, Merger and Sale of Assets.”

During any Suspension Period, each Guarantee shall also be suspended. All other provisions of the indenture will apply at all times during any Suspension Period so long as any Notes remain outstanding thereunder.
“Suspension Period” means any period:
(1) beginning on the date that:
(A) the Notes have Investment Grade Status;
(B) no Default or Event of Default has occurred and is continuing; and
(C) the Issuers have delivered an officer’s certificate to the trustee certifying that the conditions set forth in clauses (A) and (B) above are satisfied; and
(2) ending on the date (the “Reversion Date”) that the Notes cease to have Investment Grade Status.
On each Reversion Date, all dividend blockages incurred during the Suspension Period prior to such Reversion Date will be deemed to have been outstanding on the Issue Date. On each Reversion Date, all Indebtedness incurred during the Suspension Period will be classified as having been Incurred in compliance with clauses (1), (2) and (3) of the covenant described below under the caption “— Limitation on Indebtedness” (to the extent such Indebtedness would be permitted to be incurred on the Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date) or, to the extent such Indebtedness would not be so permitted to be Incurred in compliance with clauses (1), (2) and (3) of the covenant described below under the caption “— Limitation on Indebtedness,” such Indebtedness will be classified as having been Incurred pursuant to clause (4)(G) of that covenant.
The Trustee shall not have any duty to determine whether or not a Suspension Period or a Reversion Date has occurred, nor will it have any obligation to notify the holders of the Notes of such occurrences.
For purposes of calculating the amount available to be made as Restricted Payments under clause (C) of the first paragraph of the “— Limitation on Restricted Payments” covenant, calculations under that clause will be made with reference to the Transaction Date, as set forth in that clause. Accordingly, (x) Restricted Payments made during the Suspension Period not otherwise permitted pursuant to any of clauses (1) through (13) under the second paragraph under the “— Limitation on Restricted Payments” covenant will reduce the amount available to be made as Restricted Payments under clause (C) of the first paragraph of such covenant; provided, however, that the amount available to be made as a Restricted Payment on the Transaction Date shall not be reduced to below zero solely as a result of such Restricted Payments, but may be reduced to below zero as a result of negative cumulative Funds from Operations during the Suspension Period for the purpose of clause (C)(i) of the first paragraph of such covenant, and (y) the items specified in clauses (C)(i)-(v) of the first paragraph of such covenant that occur during the Suspension Period will increase the amount available to be made as Restricted Payment under clause (C) of the first paragraph of such covenant. Any Restricted Payment made during the Suspension Period that is of the type described in the second paragraph of the “— Limitation on Restricted Payments” covenant (other than the Restricted Payment referred to in clauses (1) or (2) of such second paragraph or any exchange for, or out of the proceeds of Capital Stock for Capital Stock or Indebtedness referred to in clause (4) or (5) of such second paragraph), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (4) and (5) of the second paragraph of the “— Limitation on Restricted Payments” covenant (adjusted to avoid double counting) shall not be included in calculating the amounts permitted to be incurred under such clause (C) on each Reversion Date. For purposes of the “— Limitation on Asset Sales” covenant, on each Reversion Date, the unutilized Excess Proceeds will be reset to zero. Subject to the foregoing, no Default or Event of Default will be deemed to have occurred on the Reversion Date (or thereafter) under any Suspended Covenant solely as a result of any actions taken by the Parent or any Restricted Subsidiaries thereof, or events occurring, during the Suspension Period.
Limitation on Indebtedness
(1) Parent will not, and will not permit any of the Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness and Construction Indebtedness) if, immediately after giving effect to the Incurrence of such additional Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Indebtedness of the Restricted Subsidiaries on a consolidated basis would be greater than 65.0% of their Adjusted Total Assets.
(2) Parent will not, and will not permit any of the Restricted Subsidiaries to, Incur any Secured Indebtedness (including Acquired Indebtedness and Construction Indebtedness) if, immediately after giving effect to the Incurrence of such additional Secured Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Secured Indebtedness of the Restricted Subsidiaries on a consolidated basis would be greater than 45.0% of their Adjusted Total Assets.
(3) Parent will not, and will not permit any of the Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that any of the Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness and Construction Indebtedness) if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of the Restricted Subsidiaries on a consolidated basis would be at least 2.0 to 1.0; provided that the amount of Indebtedness (including Acquired Indebtedness) that may be Incurred by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed in the aggregate 8.0% of Adjusted Total Assets of the Restricted Subsidiaries.
(4) Notwithstanding paragraph (1), (2) or (3) above, Parent or any of the Restricted Subsidiaries (except as specified below) may Incur each and all of the following:

(A) Indebtedness of Parent or any of the Restricted Subsidiaries outstanding under any Credit Facility at any time in an aggregate principal amount not to exceed the greater of (x) $1.5 billion and (y) 40.0% of Adjusted Total Assets of Parent and the Restricted Subsidiaries;
(B) Indebtedness of Parent or any of the Restricted Subsidiaries owed to:
(i)
the Issuers evidenced by an unsubordinated promissory note, or

(ii)
Parent or any Restricted Subsidiary;

provided, however, that any event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of Parent or any subsequent transfer of such Indebtedness (other than to Parent or any other Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (B);
(C) Indebtedness of Parent or any of the Restricted Subsidiaries under Interest Rate Agreements; provided that such agreements (i) are designed primarily to protect Parent or any of the Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates (whether fluctuations of fixed to floating rate interest or floating to fixed rate interest) and (ii) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;
(D) Indebtedness of the Parent or any of the Restricted Subsidiaries, to the extent the net proceeds thereof are promptly:
(i)
used to purchase Notes tendered in a Change of Control Offer made as a result of a Change in Control,

(ii)
used to redeem all of the Notes as described under “— Optional Redemption,”

(iii)
deposited to defease the Notes as described below under “— Defeasance,” or

(iv)
deposited to discharge the obligations under the Notes and the indenture as described below under “— Satisfaction and Discharge;

(E) Permitted Government Revenue Bond Indebtedness;
(F) (i) Guarantees by the Parent of Indebtedness of an Issuer or any of the Subsidiary Guarantors; (ii) Guarantees of Indebtedness of Parent or an Issuer by any of the Subsidiary Guarantors; provided the guarantee of such Indebtedness is permitted by and made in accordance with the “— Future Guarantees by Restricted Subsidiaries” covenant described below, and (iii) Guarantees by a Subsidiary Guarantor of any Indebtedness of any other Subsidiary Guarantor;
(G) Indebtedness outstanding on the Issue Date (other than Indebtedness under the Credit Agreement (other than the Term B Loan) or Indebtedness represented by the Notes and the Guarantees);
(H) Indebtedness represented by the Notes and the Guaranties issued on the Issue Date and the exchange Notes and related exchange Guarantees to be issued in exchange for such Notes and Guaranties pursuant to the registration rights agreement;
(I) Indebtedness consisting of obligations to pay insurance premiums incurred in the ordinary course of business;
(J) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business;
(K) Indebtedness in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, indemnities, bankers’ acceptances, performance, bid completion, return-of-money, appeal and surety bonds or guarantees and similar types of obligations in the ordinary course of business;

(L) Indebtedness represented by cash management obligations and other obligations in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;
(M) Indebtedness supported by a letter of credit procured by Parent or any of the Restricted Subsidiaries in a principal amount not in excess of the stated amount of such letter of credit and where the underlying Indebtedness would otherwise be permitted;
(N) Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the provisions of paragraph (1), (2) or (3) of this covenant or clause (G), (H), (N), (O), (T) or (U) of this paragraph (4);
(O) Indebtedness (including Capitalized Lease obligations) Incurred by Parent or any Restricted Subsidiary within 270 days of the related purchase, lease or improvement, to finance the purchase, lease or improvement of property (real or personal) or equipment used in the business of Parent or any Restricted Subsidiary, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount not to exceed at any one time outstanding the greater of (x) $100 million and (y) 2.0% of Adjusted Total Assets at any time outstanding;
(P) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations Incurred in connection with the disposition of any business, assets or Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any other Person for the purpose of acquiring or financing the acquisition of any such business, assets or Restricted Subsidiary;
(Q) contingent liabilities in respect of any indemnification, adjustment of purchase price, non-compete, consulting, deferred taxes and similar obligations of Parent and the Restricted Subsidiaries incurred in connection with acquisitions;
(R) Indebtedness in respect of (i) taxes, assessments, governmental charges or levies and (ii) deferred compensation to employees incurred in the ordinary course of business;
(S) Indebtedness arising from or in connection with accounts payable for deferred purchase price of property or services in the ordinary course of business greater than 90 days past the invoice billing date which are being contested in good faith by appropriate proceedings and for which adequate reserves shall be have been established in conformity with GAAP;
(T) additional Indebtedness of Parent and the Restricted Subsidiaries in aggregate principal amount at any time outstanding not to exceed the greater of (x) $200 million and (y) 4.0% of Adjusted Total Assets; provided, however, that any Permitted Refinancing Indebtedness Incurred under clause (N) above in respect of such Indebtedness shall be deemed to have been Incurred under this clause (T) for purposes of determining the amount of Indebtedness that may at any time be incurred under this clause (T); and
(U) Indebtedness of any Person (a) outstanding on the date of any acquisition of such Person, including through the acquisition of a Person that becomes a Subsidiary of Parent or is acquired by, or merged or consolidated with or into, the Issuers or any Subsidiary of Parent, or that is assumed by Parent or any of its Restricted Subsidiaries in connection with any such acquisition (other than Indebtedness incurred by such Person in connection with, or in contemplation of, such acquisition, merger or consolidation) or (b) incurred by Parent or any of its Subsidiaries to provide all or any portion of the funds utilized to acquire, or to consummate the transaction or series of related transactions in connection with or in contemplation of any acquisition of, any Investments or other securities or assets, including through the acquisition of a Person that becomes a Subsidiary of Parent or is acquired by, or merged or consolidated with or into, Parent or any Subsidiary of Parent, provided, however, that immediately after giving effect to the incurrence of such Indebtedness pursuant to this clause (U) and, if applicable, the repayment, repurchase, defeasance, redemption, refinancing or other discharge of any other Indebtedness in connection with such acquisition, merger or consolidation and the other pro forma adjustments, if applicable, set forth in the definition of “Interest Coverage Ratio” on a pro forma basis, either (i) Parent would have been able to incur at least $1.00 of additional Indebtedness under each of paragraphs (1) and (3) of the “— Limitation on Indebtedness” covenant or (ii) the Interest Coverage Ratio of Parent would have been greater than or equal to the Interest Coverage Ratio immediately prior to such transaction;
(5) Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that the Parent or any of the Restricted Subsidiaries may Incur pursuant to this “— Limitation on Indebtedness” covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.
For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (A) through (U) of paragraph (4) above or is entitled to be Incurred pursuant to paragraphs (1), (2) and (3) above, the Issuers shall, in their sole discretion, be entitled to classify all or a portion of such item of Indebtedness on the date of its Incurrence and determine the order of such Incurrence (and may later reclassify such item of Indebtedness) and may divide and classify such Indebtedness in more than one of the types of Indebtedness described. At any time that Parent or the Restricted Subsidiaries would be entitled to have Incurred any then outstanding Indebtedness under clause (1), (2) and (3) of this covenant, such Indebtedness shall be automatically reclassified into Indebtedness Incurred pursuant to those paragraphs. Notwithstanding the foregoing, any Indebtedness Incurred on or prior to the Issue Date and outstanding under the Credit Agreement on the Issue Date (other than Term B Loan) shall be deemed to have been Incurred under clause (A) of paragraph (4) above and may not be reclassified. For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall not be double counted.
For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, however, that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses Incurred in connection with the issuance of such new Indebtedness. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
Liens
Parent will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the Notes are secured on an equal and ratable or prior basis with the Obligations so secured until such time as such Obligations are no longer secured by a Lien.
Limitation on Restricted Payments
Parent will not, and will not permit any of the Restricted Subsidiaries, to, directly or indirectly:
(1) declare or pay any dividend or make any distribution on or with respect to Capital Stock of Parent or any Restricted Subsidiary held by Persons other than Parent or any of the Restricted Subsidiaries other than (i) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (ii) pro rata dividends or other distributions made by a Restricted Subsidiary that is not Wholly Owned to minority stockholders (or owners of equivalent interests in the event such Subsidiary is not a corporation);
(2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of Opco or any of its direct or indirect parent entities held by any Person (other than a Restricted Subsidiary);
(3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, or give any irrevocable notice of redemption of Subordinated Indebtedness of the Issuers or any Guarantor, in each case excluding (i) any intercompany Indebtedness between or among the Parent, the Issuers or any of the Subsidiary Guarantors; (ii) the payment, purchase, redemption, defeasance, acquisition or retirement (collectively, a “purchase”) of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase, redemption, defeasance, acquisition or retirement and (iii) the giving of an irrevocable notice of redemption with respect to a transaction described in clauses (3) or (5) of the second paragraph of this covenant; or
(4) make an Investment, other than a Permitted Investment, in any Person
(such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:
(A) a Default or Event of Default shall have occurred and be continuing,
(B) the Issuers could not Incur at least $1.00 of Indebtedness under each of paragraphs (1) and (3) of the “— Limitation on Indebtedness” covenant, or
(C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors of Parent, whose determination shall be conclusive and evidenced by a Board Resolution) made after April 14, 2015, shall exceed the sum of, without duplication:
(i) 95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on April 1, 2013 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the trustee pursuant to the “SEC Reports and Reports to Holders” covenant, plus
(ii) 100% of the aggregate Net Cash Proceeds received by the Issuers after April 14, 2015 from (x) the issuance and sale of Opco’s Capital Stock (other than Disqualified Stock) or (y) the issuance and sale of Parent’s Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Parent, including from an issuance or sale permitted by the incurrence of Indebtedness of Parent or any of the Restricted Subsidiaries for cash subsequent to January 1, 2013 upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of Opco or Parent, or from the issuance to a Person who is not a Subsidiary of the Parent of any options, warrants or other rights to acquire Capital Stock of Opco or Parent (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder for cash or Indebtedness, or are required to be redeemed, prior to the Stated Maturity of the Notes), plus
(iii) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person after April 14, 2015 resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to Parent or any of the Restricted Subsidiaries or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”) not to exceed, in each case, the amount of Investments previously made by Parent and the Restricted Subsidiaries in such Person or Unrestricted Subsidiary and treated as a Restricted Payment, plus
(iv) the fair market value of non-cash tangible assets or Capital Stock acquired in exchange for an issuance of Capital Stock (other than Disqualified Stock or Capital Stock issued in exchange for Capital Stock of the Issuers or Parent utilized pursuant to clauses (3) or (4) of the succeeding paragraph) of Opco or the Parent, in each case, subsequent to January 1, 2013 (including upon conversion or exchange of the Common Units for Capital Stock of the Parent, in which case the fair market value shall equal the fair market value received upon issuance of such Common Units), plus
(v) without duplication, in the event Parent or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount not to exceed the amount of Investments previously made by Parent and the Restricted Subsidiaries in such Person that was treated as a Restricted Payment.
Notwithstanding the foregoing, the limitations on Restricted Payments described above shall not apply to the following:
(1) the payment of any distribution or other action that the Board of Directors of Parent believes in good faith is necessary to maintain the Parent’s status as a real estate investment trust under the Code, including, but not limited to, pro rata dividends or other distributions by Opco to minority unitholders as a result of a distribution from Opco to Parent for the purpose of funding of any such payment;
(2) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, as the case may be, if, at said date of declaration or notice, such payment would comply with the provisions of the indenture governing the Notes;
(3) the payment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under paragraph (1), (2) or (3) or clause (N) of paragraph (4) of the “— Limitation on Indebtedness” covenant;
(4)(a) the making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Opco or the Parent (other than any Disqualified Stock or any Capital Stock sold to Parent or a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Parent or any of its Subsidiaries) or from substantially concurrent contributions to the equity capital of Opco (collectively, including any such contributions, “Refunding Capital Stock”) (with any offering within 90 days deemed as substantially concurrent); and (b) the declaration and payment of accrued dividends on any Capital Stock redeemed, repurchased, retired, defeased or acquired out of the proceeds of the sale of Refunding Capital Stock within 90 days of such sale; provided, that the amount of any such proceeds or contributions that are utilized for any Restricted Payment pursuant to this clause (4) shall be excluded from the amount described in clause (C)(ii) of this covenant;
(5) the payment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, including premium, if any, and accrued and unpaid interest with the proceeds of, or in exchange for, an issuance of, shares of Capital Stock of the Parent or Opco (or options, warrants or other rights to acquire such Capital Stock) that occurs within 90 days of such payment, redemption, repurchase, defeasance or other acquisition or retirement for value; provided, that the amount of any such proceeds or contributions that are utilized for any Restricted Payments pursuant to this clause (5) shall be excluded from the amount described in clause (4)(C)(ii) of this covenant;
(6) the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock (or options, warrants or other rights to acquire such Capital Stock) of Parent or any Restricted Subsidiary in each case held by any of the Parent’s or any Restricted Subsidiaries’ current or former officers, directors, consultants or employees (or any permitted transferees, assigns, estates or heirs of any of the foregoing); provided, however, the aggregate amount paid by Parent and the Restricted Subsidiaries pursuant to this clause (6) shall not exceed $10.0 million in any calendar year (excluding for purposes of calculating such amount the amount paid for Capital Stock repurchased, redeemed, acquired or retired with the cash proceeds from the repayment of outstanding loans previously made by the Parent or a Restricted Subsidiary for the purpose of financing the acquisition of such Capital Stock), with unused amounts in any calendar year being carried over to the next succeeding calendar year; provided further, that such amount in any calendar year may be increased by an amount not to exceed (A) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of Opco or Parent to members of management, directors or consultants of the Parent or any of the Restricted Subsidiaries that occurs after the Issue Date, to the extent such proceeds (i) have not otherwise been and are not thereafter applied to the payment of any other Restricted Payment or (ii) are not attributable to loans made by the Parent or a Restricted Subsidiary for the purpose of financing the acquisition of such Capital Stock, plus (B) the cash proceeds of key man life insurance policies received by Parent and the Restricted Subsidiaries after the Issue Date, less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (6); provided further, that any amount referred to in clauses (A) and (B) of this clause (6) not used in such fiscal year may be carried forward and used in the next succeeding fiscal year;
(7) payments made or expected to be made by the Parent or any Restricted Subsidiary, in each case, in respect of withholding or similar taxes payable upon exercise of options to purchase Capital Stock by any future, present or former employee, director, officer, manager or consultant (or any permitted transferees, assigns, estates or heirs of any of the foregoing) and any repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants or required withholding or similar taxes and cashless repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants;
(8) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under “— Repurchase of Notes Upon a Change of Control Triggering Event” and “— Limitation on Asset Sales”; provided that all Notes validly tendered by holders of Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;
(9) the making of any Restricted Payment in the form of a dividend or any other distribution to the Issuers or any Guarantor on the Capital Stock of such Person or with respect to any other interest or participation in, or measured by, its profits;
(10) the declaration and payment of dividends on Disqualified Stock the issuance of which was permitted under the covenant described under “— Limitation on Indebtedness”;
(11) the spin-off of Opry Assets to the shareholders of Parent on a pro rata basis;
(12) payments or distributions to dissenting holders of Capital Stock of Parent pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture described below under “— Consolidation, merger and sale of assets”;
(13) any Restricted Payment with respect to preferred interests issued to satisfy the “100 shareholders” REIT qualification requirement under Section 856(a)(5) of the Code;
(14) the payment of cash in lieu of the issuance of fractional shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock of Parent or Opco; or
(15) additional Restricted Payments in an aggregate amount not to exceed the greater of (x) $250.0 million and (y) 5.0% of Adjusted Total Assets;
provided, however, that, except in the case of clauses (2) and (3), no Default or Event of Default shall have occurred and be continuing or occur as a direct consequence of the actions or payments set forth therein.
The net amount of any Restricted Payment permitted pursuant to clauses (1) and (2) of the immediately preceding paragraph, shall be included in calculating whether the conditions of clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments. The net amount of any Restricted Payment permitted pursuant to clauses (3) through (15) of the immediately preceding paragraph shall be excluded in calculating whether the conditions of clause (C) of the first paragraph of this “— Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by Parent or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. In determining whether any Restricted Payment is permitted by this covenant, the Parent and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (15) of the immediately preceding paragraph or among such categories and the types of Restricted Payments described in the first paragraph of this covenant (including categorization in whole or in part as a Permitted Investment); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of this covenant.
Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
The Issuers will not, and will not permit any of their Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to:
(A) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by an Issuer or any of its Restricted Subsidiaries,
(B) pay any Indebtedness owed to an Issuer or any of its Restricted Subsidiaries,
(C) make loans or advances to an Issuer or any of its Restricted Subsidiaries, or
(D) transfer its property or assets to an Issuer or any of its Restricted Subsidiaries. The foregoing provisions shall not restrict any encumbrances or restrictions:
(1) existing under, by reason of or with respect to, the indenture, the Credit Agreement and any other agreement in effect on the Issue Date as in effect on the Issue Date, and any amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements of such agreements; provided, however, that in the determination of the Board of Directors of the Parent made in good faith (which determination will be conclusive and binding absent manifest error) the encumbrances and restrictions in any such amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements are not materially more restrictive, taken as a whole, than those contained in the Credit Agreement or such other agreements as in effect on the Issue Date;
(2) existing under, by reason of or with respect to any other Indebtedness of the Restricted Subsidiaries permitted under the indenture; provided, however, that the Board of Directors of Parent have determined in good faith (which determination will be conclusive and binding absent manifest error) that the encumbrances and restrictions contained in the agreement or agreements governing the other Indebtedness are not materially more restrictive, taken as a whole, than those contained in customary comparable financings and will not impair in any material respect the Issuers’ and the Guarantors’ ability to make payments on the Notes when due;
(3) existing with respect to any Person or the property or assets of such Person acquired by an Issuer or any of its Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements thereof; provided, however, that the encumbrances and restrictions in any such amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements are entered into in the ordinary course of business or not materially more restrictive, taken as a whole, than those contained in the instruments or agreements with respect to such Person or its property or assets as in effect on the date of such acquisition as determined by such Person in good faith (which determination will be conclusive and binding absent manifest error);

(4) existing under, by reason of or with respect to provisions in joint venture, operating or similar agreements;
(5) existing under, by reason of or with respect to, the indenture, the Notes or the Guaranties;
(6) existing under, by reason of or with respect to applicable law, rule, regulation or administrative or court order;
(7) Permitted Liens that limit the right of the debtor to dispose of the assets subject to such Liens;
(8) in the case of clause (D) in the first paragraph of this “— Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant:
(a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,
(b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of an Issuer or any of its Restricted Subsidiary not otherwise prohibited by the indenture,
(c) existing under, by reason of or with respect to (i) purchase money obligations for property acquired in the ordinary course of business or (ii) capital leases or operating leases that impose encumbrances or restrictions on the property so acquired or covered thereby, or
(d) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Parent or any of its Restricted Subsidiaries in any manner material to Parent and its Restricted Subsidiaries taken as a whole;
(9) with respect to a Restricted Subsidiary that is a Subsidiary Guarantor that was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Issuers or any other Restricted Subsidiary other than the assets and property of such Subsidiary;
(10) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock of, or property and assets of, such Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the closing of such sale or other disposition;
(11) contained in any license, permit or other accreditation with a regulatory authority entered into in the ordinary course of business;
(12) on cash or other deposits (i) imposed by persons under contracts entered into in the ordinary course of business or for whose benefit such cash or deposit exists, (ii) or net worth imposed by customers under contracts entered into in the ordinary course of business or (iii) that arise in connection with Permitted Investments;
(13) contained in any trading, netting, operating, construction, service, supple, purchase sale, or other agreement entered into in the ordinary course of business; provided such agreement restricts the encumbrance of solely the property or assets that are the subject of such agreement, the payment rights thereunder or the proceeds thereof;
(14) any encumbrance or restriction of the type referred to in clauses (A), (B), (C) and (D) above imposed by any extensions, refinancings, renewals or replacements of the contracts, instruments or obligations referred to in clauses (1) through (14) of this definition; provided, that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect, taken as a whole, to the holders than those encumbrances or restrictions that are being extended, refinanced, renewed or replaced.

Nothing contained in this “— Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent Parent or any Restricted Subsidiary from restricting the sale or other disposition of property or assets of Parent or any of its Restricted Subsidiaries that secure Indebtedness of the Issuers or any of their Restricted Subsidiaries. For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock, and (2) the subordination of loans or advances made to a Restricted Subsidiary to other Indebtedness incurred by such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
Future Guarantees by Restricted Subsidiaries
Parent and the Issuers will cause each Restricted Subsidiary that is not a Guarantor that borrows under or Guarantees the Credit Agreement on the Issue Date, and any domestic Restricted Subsidiary that is not a Guarantor that borrows under or Guarantees the Credit Agreement or any other Capital Markets Indebtedness, including but not limited to the 5.00% Senior Notes due 2023, thereafter, to, within 30 days thereof, execute and deliver to the trustee a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior basis and all other obligations under the indenture.
Any Subsidiary Guaranty shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:
(1) any sale, exchange or transfer, to any Person that is not a Subsidiary of Parent or an Issuer of Capital Stock held by Parent or the Restricted Subsidiaries in, or all or substantially all the assets of, such Subsidiary Guarantor (which sale, exchange or transfer is not prohibited by the indenture) such that, immediately after giving effect to such transaction, such Subsidiary Guarantor would no longer constitute a Subsidiary of Parent or an Issuer,
(2) in connection with the merger or consolidation of a Subsidiary Guarantor with (a) Parent, (b) an Issuer or (c) any other Subsidiary Guarantor (provided that the surviving entity remains or becomes a Subsidiary Guarantor),
(3) if the Issuers properly designate any Subsidiary Guarantor as an Unrestricted Subsidiary under the indenture,
(4) upon the Legal Defeasance (as defined below) or Covenant Defeasance (as defined below) or satisfaction and discharge of the indenture,
(5) upon a liquidation or dissolution of a Subsidiary Guarantor permitted under the indenture, or
(6) the release or discharge of the Guarantee or Indebtedness that resulted in the creation of such Subsidiary Guaranty and any other Guarantee by such Subsidiary of the Credit Agreement and any other Capital Markets Indebtedness, except a discharge or release by or as a result of payment under such Guarantee.
In addition, any Subsidiary Guaranty shall be automatically and unconditionally released and discharged if such Subsidiary ceases to guarantee obligations under the Credit Agreement or ceases to constitute a co-borrower with respect to the Credit Agreement and all other Capital Market Indebtedness is released.
Limitation on Transactions with Affiliates
Parent and the Issuers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction (including the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of the Parent or with any Affiliate of the Parent or any Restricted Subsidiary, in each case involving consideration in excess of $10 million, except upon terms that are not materially less favorable to Parent or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s length transaction with a Person that is not such a holder or an Affiliate.
The foregoing limitation does not limit, and shall not apply to:
(1) transactions (A) approved by a majority of the disinterested directors of the Board of Directors of the Parent or (B) for which the Parent or any Restricted Subsidiary delivers to the trustee a written opinion of a nationally recognized investment banking, appraisal or accounting firm stating that the transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view;
(2) any transaction solely between Parent and an Issuer, solely between Parent or Issuer and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries;
(3) the payment of reasonable fees and compensation (including through the issuance of Capital Stock) to, and indemnification and similar arrangements on behalf of, current, former or future directors, officers, employees or consultants of Parent or any Restricted Subsidiary;
(4) any Restricted Payment not prohibited by the “— Limitation on Restricted Payments” covenant and Investments constituting Permitted Investments;
(5) any contracts, instruments or other agreements or arrangements in each case as in effect on the Issue Date, and any transactions pursuant thereto or contemplated thereby, or any amendment, modification or supplement thereto or any replacement thereof entered into from time to time, as long as such agreement or arrangements as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to Parent and the Restricted Subsidiaries at the time executed than the original agreement or arrangements as in effect on the Issue Date;
(6) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by Parent or any Restricted Subsidiary with current, former or future officers and employees of the Parent or such Restricted Subsidiary and the payment of compensation to officers and employees of the Parent or any Restricted Subsidiary (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;
(7) loans and advances to officers and employees of the Parent or any Restricted Subsidiary or Guarantees in respect thereof (or cancellation of such loans, advances or Guarantees), for bona fide business purposes, including for reasonable moving and relocation, entertainment and travel expenses and similar expenses, made in the ordinary course of business;
(8) transactions with a Person that is an Affiliate of the Parent or an Issuer solely because the Parent or a Restricted Subsidiary, directly or indirectly, owns Capital Stock of, or controls, such Person;
(9) any transaction with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;
(10) the entering into or amending of any tax sharing, allocation or similar agreement and any payments thereunder;
(11) transactions with suppliers, joint venture partners, limited liability companies, other entities or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the indenture, which are fair to Parent and Issuers and the Restricted Subsidiaries in the reasonable determination of majority of the disinterested, independent directors of the Board of Directors of Parent, and are on terms that, taken as a whole, are not less favorable to Parent or the relevant Restricted Subsidiary than those that might reasonably have been obtained at such time from a Person that is not an Affiliate;
(12) any transaction described in clause (R) of the definition of Asset Sale; or
(13) the issuance and sale of Capital Stock (other than Disqualified Stock) of Parent.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this “— Limitation on Transactions with Affiliates” covenant and not covered by (2) through (13) of the immediately foregoing paragraph:
(1) the aggregate amount of which exceeds $20 million in value must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above; and
(2) the aggregate amount of which exceeds $50 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.
SEC Reports and Reports to Holders
Whether or not Opco is then required to file reports with the SEC, Opco shall file with the SEC all such reports and other information as it would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act if it was subject thereto; provided, however, that, if filing such documents by Opco with the SEC is not permitted under the Exchange Act, Opco shall, within 15 days after the time Opco would be required to file such information with the SEC if it were subject to Section 13 or 15(d) under the Exchange Act, provide such documents and reports to the trustee and upon written request supply copies of such documents and reports to any holder and shall post such documents and reports on Opco’s or Parent’s public website. Opco shall supply the trustee and each holder or shall supply to the trustee for forwarding to each such holder upon such holder’s written request, without cost to such holder, copies of such reports and other information; provided, that the filing of such reports and other information with the SEC through EDGAR (or any successor electronic reporting system of the SEC accessible to the public without charge) constitutes delivery to the trustee for purposes of this sentence. Delivery of such information, documents and reports to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers compliance with any of its covenants hereunder (as to which the trustee is entitled to rely exclusively on officer’s certificates).
So long as Parent is a Guarantor of the Notes, the indenture will permit Opco to satisfy its obligations in this covenant with respect to filing, furnishing, providing or posting documents, reports and other information relating to Opco by Parent’s filing, furnishing, providing or posting, as the case may be, of such documents, reports and other information relating to Parent; provided that, if then required in Parent’s reports, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent and its consolidated Subsidiaries on the one hand, and the information relating to Parent, the Issuers and the Subsidiary Guarantors on a standalone basis, on the other hand, as of the ending date of the period covered by such report, which consolidating information shall be presented in accordance with Rule 3-10 of Regulation S-X under the Securities Act, or any successor provision.
Limitation on Asset Sales
Parent will not, and will not permit any of the Restricted Subsidiaries to, consummate any Asset Sale, unless:
(1) the consideration received by Parent or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of; and
(2) at least 75% of the consideration received consists of cash, Temporary Cash Investments or Replacement Assets, or a combination of cash, Temporary Cash Investments or Replacement Assets; provided, however, with respect to the sale of one or more properties that up to 75% of the consideration may consist of Indebtedness of the purchaser of such properties so long as such Indebtedness is secured by a first priority Lien on the property or properties sold.
For purposes of this provision, each of the following shall be deemed to be cash:
(A) any liabilities of Parent or the Restricted Subsidiaries (as shown on the most recent consolidated balance sheet of the Parent and the Restricted Subsidiaries other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guaranty) that are assumed by the transferee of any such assets pursuant to an agreement that releases Parent or any such Restricted Subsidiary from further liability with respect to such liabilities or that are assumed by contract or operation of law;
(B) any securities, notes or other obligations received by Parent or any such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash or Temporary Cash Investments within 180 days (to the extent of the cash or Temporary Cash Investments received in that conversion); and
(C) any Designated Non-Cash Consideration received by Parent or any such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at the time outstanding, not to exceed the greater of (x) $100 million and (y) 2.0% of the Issuers’ Adjusted Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.
In addition, any Asset Sale arising from any sale, transfer or other disposition of an Investment in a joint venture to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture or similar agreements need not comply with clauses (1) and (2) above to the extent the Net Cash Proceeds received in such transaction shall be applied in accordance with the provisions of this “— Limitation on Asset Sales”.
Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, Parent or any such Restricted Subsidiary may apply such Net Cash Proceeds:
(1) to prepay, repay, redeem or purchase Pari passu Indebtedness of the Issuers or a Subsidiary Guarantor that is Secured Indebtedness (in each case other than Indebtedness owed to the Issuers or an Affiliate of the Issuers);
(2) to make an Investment in (provided such Investment is in the form of Capital Stock), or to acquire all or substantially all of the assets of, a Person engaged in a Permitted Business if such Person is, or will become as a result thereof, a Restricted Subsidiary;
(3) to prepay, repay, redeem or purchase Pari passu Indebtedness of Parent, an Issuer or of any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor; provided, however, that if Parent, the Issuers or a Subsidiary Guarantor shall so prepay, repay, redeem or purchase any such Pari passu Indebtedness, the Issuers will equally and ratably reduce obligations under the Notes if the Notes are then prepayable or, if the Notes may not then be prepaid, the Issuers shall make an offer (in accordance with the procedures set forth below) with the ratable proceeds to all holders to purchase their Notes at 100% of the principal amount thereof, plus accrued but unpaid interest, if any, thereon, up to the principal amount of Notes that would otherwise be prepaid;
(4) to fund all or a portion of an optional redemption of the Notes as described under “— Optional Redemption”;
(5) to make a capital expenditure;
(6) to acquire Replacement Assets to be used or that are useful in a Permitted Business; or
(7) any combination of the foregoing;
provided, that the Issuers will be deemed to have complied with the provisions described in clauses (2), (5) and (6) of this paragraph if and to the extent that, within 365 days after the Asset Sale that generated the Net Cash Proceeds, Parent or any of the Restricted Subsidiaries has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Permitted Business, acquire Replacement Assets or make a capital expenditure in compliance with the provisions described in clauses (2), (5) and (6) of this paragraph (each an “Acceptable Commitment”), and that Acceptable Commitment (or a replacement commitment should the Acceptable Commitment be subsequently cancelled or terminated for any reason) is thereafter completed within 180 days after the end of such 365-day period. Pending the final application of any such Net Cash Proceeds, the Issuers may temporarily reduce the revolving Indebtedness under any Credit Facility or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the indenture. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 365-day period as set forth in the third paragraph above and not so applied by the end of such period shall constitute “Excess Proceeds.”
When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuers shall make an offer to all holders of the Notes and, if required by the terms of any Indebtedness that is Pari passu Indebtedness, to the holders of such Pari passu Indebtedness on a pro rata basis (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari passu Indebtedness that is in an amount equal to at least $2,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within 20 Business Days after the date that Excess Proceeds exceed $50.0 million by delivering the notice required pursuant to the terms of the indenture, with a copy to the trustee. The Issuers may satisfy the foregoing obligations with respect to any Excess Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Excess Proceeds prior to the expiration of the relevant 365 days or with respect to Excess Proceeds of $50.0 million or less.
To the extent that the aggregate amount of Notes and such Pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Parent and the Restricted Subsidiaries may use any remaining Excess Proceeds for any purpose not prohibited by the indenture. If the aggregate principal amount of Notes or the Pari passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the trustee shall select the Notes and the Issuers shall select such Pari passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero. Parent may satisfy the foregoing obligation with respect to any Net Cash Proceeds prior to the expiration of the relevant 365 day period (as such period may be extended in accordance with the indenture). Nothing in this paragraph shall preclude the Issuers from making an Asset Sale Offer even if the amount of Excess Proceeds not previously subject to an Asset Sale Offer pursuant to this “— Limitation on Asset Sales” covenant totals less than $25 million.
Pending the final application of any Net Cash Proceeds pursuant to this covenant, the holder of such Net Cash Proceeds may apply such Net Cash Proceeds temporarily to reduce Indebtedness outstanding under a revolving Indebtedness under any Credit Facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by the indenture.
The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.
The Credit Agreement limits, and future credit agreements or other agreements relating to Indebtedness to which the Issuers become a party may prohibit or limit, the Issuers from purchasing any Notes pursuant to this Asset Sale covenant. In the event the Issuers are prohibited from purchasing the Notes, the Issuers could seek the consent of their lenders to the purchase of the Notes or could attempt to refinance the indebtedness that contains such prohibition. If the Issuers do not obtain such consent or repay such indebtedness, they will remain prohibited from purchasing the Notes. In such case, the Issuers’ failure to purchase tendered Notes would constitute an Event of Default under the indenture.
The provisions under the indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes then outstanding.
Consolidation, Merger and Sale of Assets
Neither the Parent nor any Issuer will consolidate with or merge with or into, or sell, convey, transfer or otherwise dispose of all or substantially of it and its Restricted Subsidiaries’ (taken as a whole) property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person (other than a Restricted Subsidiary) to merge with or into it unless:
(1) The Parent or such Issuer shall be the continuing Person, or the Person (if other than the Parent or such Issuer) formed by such consolidation or into which the Parent or such Issuer is merged or that acquired such property and assets of the Parent or such Issuer shall be a corporation, limited liability company, partnership (including a limited partnership) or trust organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of the Parent or such Issuer with respect to the Notes and under the indenture (provided that in the case of a limited liability company, partnership (including a limited partnership) or trust, there shall also be a corporation organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof that shall expressly jointly with such limited liability company, partnership (including a limited partnership) or trust, assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of such Issuer with respect to the Notes and under the indenture);
(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;
(3) immediately after giving effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable Four-Quarter Period, on a pro forma basis the Parent and the Issuers, or any Person becoming the successor obligor of the Notes, as the case may be, (a) could Incur at least $1.00 of Indebtedness under paragraphs (1) and (3) of the “— Limitation on Indebtedness” covenant or (b) the ratios in (1) and (3) of such covenant are better than immediately prior to such transaction; provided, however, that this clause (3) shall not apply to a consolidation or merger with or into Parent, an Issuer or a Wholly Owned Restricted Subsidiary; and
(4) the Issuers deliver to the trustee an officer’s certificate (attaching the arithmetic computations to demonstrate compliance with clause (3) above) and an opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this covenant and that all conditions precedent provided for herein relating to such transaction have been complied with and, with respect to the opinion of counsel, that the supplemental indenture constitutes a valid and binding obligation enforceable against the Issuers, or the Person (if other than Parent or an Issuer) formed by such consolidation or into which such Issuer is merged or that acquired all or substantially all of Parent’s, such Issuer’s and its Restricted Parent or Subsidiaries’ property and assets;
provided, however, that clause (3) above does not apply if, in the good faith determination of the Board of Directors of the Parent, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of domicile of Parent or an Issuer; provided, further, however, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.
Parent and the Issuers will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey or transfer, in one transaction or a series of transactions, all or substantially all of its property and assets to any Person unless:
(1) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental indenture, all the obligations of such Subsidiary Guarantor, if any, under the Notes or its Subsidiary Guaranty, as applicable; provided, however, that the foregoing requirement will not apply in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to Parent or an Issuer or an Affiliate of Parent or an Issuer), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, so long as, in both cases, in connection therewith the Issuers provide an officer’s certificate to the trustee to the effect that the Issuers will comply with their obligations under the covenant described under “— Limitation on Asset Sales”;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and
(3) the Issuers deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, complies with the indenture and, with respect to the opinion of counsel, that the supplemental indenture constitutes a valid and binding obligation enforceable against the Issuers, the Subsidiary Guarantors, the Parent and the surviving Persons.
Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge with an Affiliate of Parent or an Affiliate of a Restricted Subsidiary or another Subsidiary Guarantor solely for the purpose of changing the state of domicile of the Subsidiary Guarantor, (ii) merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor, a Parent or the Issuers, or (iii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Subsidiary Guarantor.
Under the terms of the indenture, the trustee will have no duty to inquire as to, ascertain compliance with, or make any calculations relating to performance of the covenants summarized herein.
Repurchase of Notes upon a Change of Control Triggering Event
If a Change of Control Triggering Event occurs, each holder of Notes will have the right to require the Issuers to purchase some or all (in principal amounts of $2,000 or an integral multiple of $1,000) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”).
Any Change of Control Offer will include a cash offer price of 101% of the principal amount of any Notes purchased plus accrued and unpaid interest to the date of purchase (the “Change of Control Payment”). If a Change of Control Offer is required, within 20 Business Days following a Change of Control, the Issuers will give a notice to each holder (with a copy to the trustee) describing the Change of Control and offering to repurchase Notes on a specified date (the “Change of Control Payment Date”). The Change of Control Payment Date will be no earlier than 30 days and no later than 60 days from the date the notice is given.
On the Change of Control Payment Date, the Issuers will, to the extent lawful:
(1) accept for payment all Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;
(2) deposit the Change of Control Payment with the paying agent in respect of all Notes so accepted; and
(3) deliver to the trustee the Notes accepted and an officers’ certificate stating the aggregate principal amount of all Notes purchased by the Issuers.
The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new Note in principal amount equal to any unpurchased portion of the Notes surrendered.
The Issuers will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent those laws and regulations are applicable to any Change of Control Offer. If the provisions of any of the applicable securities laws or securities regulations conflict with the provisions of the covenant described above, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of that compliance.
A third party, instead of the Issuers, may make the Change of Control Offer in compliance with the requirements set forth in the indenture and purchase all Notes properly tendered and not withdrawn. In addition, the Issuers will not be obligated to make or consummate a Change of Control Offer with respect to the Notes, if they have irrevocably elected to redeem all of the Notes under provisions described under “—Optional Redemption” and have not defaulted in its redemption obligations. The provisions under the indenture relating to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes then outstanding.
Some Change of Control events may constitute a default under the Credit Agreement. Future indebtedness of the Issuers or Guarantors may contain prohibitions on the events that constitute a Change of Control. The Credit Agreement requires and future indebtedness may require the indebtedness to be purchased or repaid if a Change of Control occurs. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not. Finally, the Issuers’ ability to pay cash to the holders of Notes, if required to do so, may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors — Risks Related to the Exchange Notes — The Issuers may not be able to repurchase the notes upon a Change of Control.”
The definition of “Change of Control” includes a phrase relating to the sale, exchange or transfer of “all or substantially all” of the properties or assets of Parent and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Furthermore, this term has not been interpreted under New York law (which is the governing law of the indenture) to represent a specific quantitative test. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase its Notes as a result of a sale, exchange or transfer of less than all of the assets of Issuers and their Subsidiaries taken as a whole to another Person or group may be uncertain.
Limitation on Activities of Finco
Finco may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) the issuance of its Capital Stock to Opco or any Wholly Owned Restricted Subsidiary of Opco, (2) the incurrence of Indebtedness as a co-obligor or guarantor, as the case may be, of the Notes, the Credit Agreement and any other Indebtedness that is permitted to be incurred under the covenant described under the heading “— Limitation on Indebtedness”; provided that the net proceeds of such Indebtedness are not retained by Finco, and (3) activities incidental thereto. Neither the Parent nor any Restricted Subsidiary shall engage in any transaction with Finco in violation of the immediately preceding sentence.
Financial Calculations for Limited Condition Acquisitions
The Indenture provides that, in connection with any Limited Condition Acquisition (including any financing thereof), at the Issuers’ election, (a) compliance with any requirement relating to the absence of a Default or Event of Default may be determined as of the date a definitive agreement for such Limited Condition Acquisition is entered into (the “effective date”) and not as of any later date as would otherwise be required under the Indenture, and (b) any calculation contemplated by the subheading “— Certain Covenants — Limitation on Indebtedness” or any amount based on a percentage of Consolidated EBITDA or any other determination under any basket or ratio under the Indenture, may be made as of such effective date, giving pro forma effect to such Limited Condition Acquisition and any related transactions (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent test period ending prior to the effective date. The Indenture also provides that, if the Company makes such an election, any subsequent calculation of any such ratio, basket and/or percentage (unless the definitive agreement for such Limited Condition Acquisition expires or is terminated without its consummation) shall be calculated on an equivalent pro forma basis.
Events of Default
Events of Default under the indenture include the following:

(1) default in the payment of principal of, or premium, if any, on any Note when they are due and payable at maturity, upon acceleration, redemption or otherwise;
(2) default in the payment of interest on any Note when due and payable, and such default continues for a period of 30 days;
(3) the Parent or Restricted Subsidiaries do not comply with their obligations under “— Consolidation, Merger and Sale of Assets;”
(4) the Issuers fail to make or consummate a Change of Control Offer following a Change of Control when required as described under “— Repurchase of Notes Upon a Change of Control Triggering Event”;
(5) Parent or Restricted Subsidiaries default in the performance of or breach any other covenant or agreement of Parent or the Restricted Subsidiaries in the indenture or under the Notes (other than a default specified in clause (1), (2), (3) or (4) above) and such default or breach continues for 60 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the Notes;
(6) there occurs with respect to any issue or issues of Indebtedness of Parent, an Issuer or any Significant Subsidiary having an outstanding principal amount of $50.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;
(7) any final and non-appealable judgment or order for the payment of money (not covered by insurance) in excess of $50.0 million in the aggregate for all such final judgments or orders against all such Persons:
shall be rendered against Parent, an Issuer or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $50.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(8) a court of competent jurisdiction enters a decree or order for:
relief in respect of Parent, an Issuer or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, appointment of a receiver, liquidator, assignee custodian, trustee, sequestrator or similar official of Parent, an Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of an Issuer or any Significant Subsidiary, or the winding up or liquidation of the affairs of Parent, an Issuer or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or
(9) Parent, an Issuer or any Significant Subsidiary:
commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law, consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Parent, an Issuer or such Significant Subsidiary or for all or substantially all of the property and assets of Parent, an Issuer or such Significant Subsidiary, or effects any general assignment for the benefit of its creditors.

If an Event of Default (other than an Event of Default specified in clause (8) or (9) above that occurs with respect to an Issuer) occurs and is continuing under the indenture the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuers (and to the trustee if such notice is given by the holders), may, and the trustee at the request of the holders of at least 25% in aggregate principal amount of the Notes then outstanding shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (6) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by Parent or the relevant Issuer or Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.
If an Event of Default specified in clause (8) or (9) above occurs with respect to Parent or an Issuer, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding Notes by written notice to the Issuers and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:
(1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, and
(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. As to the waiver of defaults, see “— Modification and Waiver.”
The holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Notes. A holder may not pursue any remedy with respect to the indenture or the Notes unless:
(1) the holder gives the trustee written notice of a continuing Event of Default;
(2) the holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the trustee to pursue the remedy;
(3) such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;
(4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and
(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the trustee a direction that is inconsistent with the request.
However, such limitations do not apply to the right of any holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the holder.
The indenture requires certain officers of the Issuers to deliver an officer’s certificate to the trustee, on or before a date not more than 120 days after the end of each fiscal year, stating that a review has been conducted of the activities of Parent and the Restricted Subsidiaries and of its performance under the indenture and that Parent and the Restricted Subsidiaries have fulfilled all obligations thereunder, or, if there has been a default in fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Issuers will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture within 30 days of becoming aware of any such default unless such default has been cured before the end of the 30 day period.
Defeasance
The Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”) and cure all then existing Events of Default. Legal Defeasance means that the Issuers and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Guaranties, and the indenture shall cease to be of further effect as to all outstanding Notes and Guaranties, except as to
(1) rights of holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below,
(2) the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,
(3) the rights, powers, trust, duties, and immunities of the trustee, and the Issuers’ obligations in connection therewith, and
(4) the Legal Defeasance provisions of the indenture.
In addition, the Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors released with respect to most of the covenants under the indenture, except as described otherwise in the indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. The Issuers may exercise their Legal Defeasance option regardless of whether they previously exercised Covenant Defeasance.
In order to exercise either Legal Defeasance or Covenant Defeasance:
(1) the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment bank selected by the Issuers, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the Notes,
(2) in the case of Legal Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel in the United States confirming that:
the Issuers have received from, or there has been published by the Internal Revenue Service, a ruling, or since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,
(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,
(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens on the deposited funds in connection therewith),

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than the indenture) to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound (other than any such Default or default relating to any Indebtedness being defeased from any borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens on the deposited funds in connection therewith),
(6) the Issuers shall have delivered to the trustee an officers’ certificate stating that the deposit was not made by them with the intent of preferring the holders over any other of their creditors or with the intent of defeating, hindering, delaying or defrauding any other of their creditors or others, and
(7) the Issuers shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the officers’ certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (2) and/or (3) and (5) of this paragraph have been complied with.
Satisfaction and Discharge
The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the indenture) as to all outstanding Notes when
(1) either:
all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the trustee for cancellation; or
all Notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Issuers directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
(2) the Issuers have paid all other sums payable under the indenture by the Parent, the Issuers and the Subsidiary Guarantors; and
(3) the Issuers have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.
Modification and Waiver
Subject to certain limited exceptions, modifications and amendments of the indenture may be made by the Issuers and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:
(1) change the Stated Maturity of the principal of, or any installment of interest on, any Note,
(2) reduce the principal amount of, or premium, if any, or interest on, any Note,
(3) change the place of payment of principal of, or premium, if any, or interest on, any Note,
(4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any Note,

(5) reduce the above-stated percentages of outstanding Notes the consent of whose holders is necessary to modify or amend the indenture,
(6) waive a default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of the declaration of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration, so long as all other existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived),
(7) voluntarily release a Guarantor of the Notes, except as permitted by the indenture,
(8) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or
(9) modify or change any provisions of the indenture affecting the ranking of the Notes as to right of payment or the Guaranties thereof in any manner adverse to the holders of the Notes.
Notwithstanding the preceding, without the consent of any holder, the Parent, the Issuers, the Subsidiary Guarantors and trustee may amend the indenture:
(1) to cure any ambiguity, omission, mistake, defect or inconsistency;
(2) to provide for the assumption by a successor corporation of the obligations of the Parent, the Issuers or any Subsidiary Guarantor under the indenture;
(3) to provide for uncertificated Notes in addition to or in place of certificated Notes;
(4) to add Guarantees with respect to the Notes, including any Subsidiary Guaranties or to secure the Notes;
(5) to add to the covenants of the Parent or a Restricted Subsidiary for the benefit of the holders or to surrender any right or power conferred upon the Parent or a Restricted Subsidiary;
(6) to make any change that does not adversely affect the rights of any holder in any material respect, as evidenced by an officers’ certificate delivered to the trustee (upon which it may fully rely);
(7) to comply with any requirement of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;
(8) to make any amendment to the provisions of the indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer Notes;
(9) to conform the text of the indenture or the Guaranties or the Notes to any provision of this Description of Exchange Notes;
(10) evidence and provide for the acceptance of appointment by a successor trustee, provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the indenture;
(11) provide for a reduction in the minimum denominations of the Notes;
(12) comply with the rules of any applicable securities depositary; or
(13) to provide for the issuance of additional Notes and related Guaranties in accordance with the limitations set forth in the indenture.
The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, the Issuers are required to give to holders a notice briefly describing such amendment. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment.
No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees
The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuers or the Guarantors in the indenture, or in any of the Notes or Guaranties or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuers or the Guarantors or of any successor Person thereof. Each holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
Book-Entry, Delivery and Form
We have obtained the information in this section concerning The Depository Trust Company (“DTC”), Clearstream Banking, S.A., Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank S.A.N.V., as operator of the Euroclear System (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.
The Notes will initially be represented by one or more fully registered global Notes. Each such global Note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global Notes in the United States through DTC, or in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations that are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the global Notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream, Luxembourg’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC.
So long as DTC or its nominee is the registered owner of the global securities representing the Notes, DTC or such nominee will be considered the sole owner and holder of the Notes for all purposes of the Notes and the indenture. Except as provided below, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Notes.
Unless and until we issue the Notes in fully certificated, registered form under the limited circumstances described below under the heading “— Certificated Notes”:
•
you will not be entitled to receive a certificate representing your interest in the Notes;

•
all references in this prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•
all references in this prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the Notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company
DTC will act as securities depositary for the Notes. The Notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

•
a limited-purpose trust company organized under the New York Banking Law;

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a “banking organization” under the New York Banking Law;

•
a member of the Federal Reserve System;

•
a “clearing corporation” under the New York Uniform Commercial Code; and

•
a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.
Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.
Purchases of Notes under DTC’s system must be made by or through direct participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Notes, except as provided below in “— Certificated Notes.”
To facilitate subsequent transfers, all Notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes. DTC’s records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Book-entry format
Under the book-entry format, the paying agent will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream, Luxembourg or Euroclear) or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee under the indenture nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Notes.
DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the Notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the Notes on your behalf. We and the trustee under the indenture have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. In addition, we and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC, Clearstream, Luxembourg, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.
The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the Note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the Notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge Notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your Notes.
Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the omnibus proxy).
Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.
DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of DTC, Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.
Transfers within and among book-entry systems
Transfers between DTC’s direct participants will occur in accordance with DTC rules. Transfers between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with its applicable rules and operating procedures.
DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.
Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to the depositaries.
Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the Business Day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant on that Business Day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash amount only as of the Business Day following settlement in DTC.
Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.
Certificated Notes
Unless and until they are exchanged, in whole or in part, for Notes in definitive form in accordance with the terms of the Notes, the Notes may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.
We will issue Notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:
•
we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Securities Exchange Act of 1934, and the trustee or we are unable to locate a qualified successor within 90 days; or

•
an event of default has occurred and is continuing under the indenture and a request for such exchange has been made.

If any of the three above events occurs, DTC is required to notify all direct participants that Notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the Notes along with instructions for re-registration. The trustee will re-issue the debt securities in fully certificated registered form and will recognize the registered holders of the certificated debt securities as holders under the indenture.
Unless and until we issue the Notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the Notes; (2) all references in this prospectus to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the Notes, for distribution to you in accordance with its policies and procedures.
Concerning the Trustee
The indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.
The indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference into the indenture contain limitations on the rights of the trustee, should it become a creditor of an Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.
The trustee is an affiliate of U.S. Bancorp Investments, Inc., one of the initial purchasers.
Certain Definitions
Set forth below are definitions of certain terms contained in the indenture that are used in this description. Please refer to the indenture for the definitions of other capitalized terms used in this description that are not defined below.
“5.00% Senior Notes due 2023” means Issuers’ outstanding 5.00% Senior Notes due 2023.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or that is assumed in connection with an Asset Acquisition from such Person by a Restricted Subsidiary; provided, however, that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.
“Adjusted Total Assets” means, for any Person, the sum of:
(1) Total Assets for such Person as of the end of the fiscal quarter preceding the Transaction Date; and
(2) any increase in Total Assets following the end of such quarter determined on a pro forma basis, including any pro forma increase in Total Assets resulting from the application of the proceeds of any additional Indebtedness.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:
(1) 1.0% of the principal amount of the Note; and
(2) the excess of:
(a) the present value at such redemption date of (i) the redemption price of the Notes at October 15, 2022 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the Notes through October 15, 2022 (excluding interest paid prior to the redemption date and accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
(b) the principal amount of the Note on such redemption date.
The trustee shall not be responsible for the calculation of, or otherwise required to verify, the Applicable Premium.
“Asset Acquisition” means:
(1) an investment by an Parent or any of the Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged, amalgamated or consolidated with and into Parent or any of the Restricted Subsidiaries; provided, however, that such Person’s primary business is related, ancillary, incidental or complementary to the businesses of Parent or any of the Restricted Subsidiaries on the date of such investment; or
(2) an acquisition by Parent or any of the Restricted Subsidiaries from any other Person of assets or one or more properties of such Person; provided, however, that the assets and properties acquired are related, ancillary, incidental or complementary to the businesses of Parent or any of the Restricted Subsidiaries on the date of such acquisition.
“Asset Disposition” means the sale or other disposition by Parent or any of the Restricted Subsidiaries, other than to Parent or a Restricted Subsidiary, of:
(1) all or substantially all of the Capital Stock of such Restricted Subsidiary, whether in a single transaction or a series of transactions; or
(2) all or substantially all of the assets that constitute a division or line of business, or one or more properties, of Parent or any of the Restricted Subsidiaries, whether in a single transaction or a series of transactions.

“Asset Sale” means any sale, transfer or other disposition, including by way of merger, consolidation or Sale and Leaseback Transaction, in one transaction or a series of related transactions by Parent or any of the Restricted Subsidiaries to any Person other than Parent or any of the Restricted Subsidiaries of:
(1) all or any of the Capital Stock of any Restricted Subsidiary;
(2) all or substantially all of the assets that constitute a division or line of business of Parent or any of the Restricted Subsidiaries;
(3) any property and assets of Parent or any of the Restricted Subsidiaries outside the ordinary course of business of Parent or such Restricted Subsidiary;
(4) and, in each of (1), (2) and (3), that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of assets of Parent or such Restricted Subsidiary;
provided, however, that “Asset Sale” shall not include:
(A) the lease or sublease of any Real Estate Asset;
(B) sales, leases, assignments, licenses, sublicenses, subleases or other dispositions of inventory, receivables and other current assets;
(C) the sale, conveyance, transfer, lease, disposition or other transfer of all or substantially all of the assets of the Issuers as permitted under “— Consolidation, Merger and Sale of Assets”;
(D) the license or sublicense of intellectual property or other general intangibles;
(E) the issuance of Capital Stock by a Restricted Subsidiary in which the percentage interest (direct and indirect) in the Capital Stock of such Restricted Subsidiary owned directly or indirectly by the Issuers after giving effect to such issuance, is at least equal to the percentage interest prior to such issuance;
(F) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;
(G) any Restricted Payment permitted by the “— Limitation on Restricted Payments” covenant or that constitutes a Permitted Investment;
(H) sales, transfers or other dispositions of assets or the issuance of Capital Stock of a Restricted Subsidiary with a fair market value not in excess of $20.0 million in any transaction or series of related transactions;
(I) sales or other dispositions of assets (including Capital Stock of a Restricted Subsidiary) for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (2) of the third paragraph of the “— Limitation on Asset Sales” covenant;
(J) sales or other dispositions of cash or Temporary Cash Investments;
(K) the creation, granting, perfection or realization of any Lien permitted under the indenture;
(L) the lease, assignment or sublease of property in the ordinary course of business so long as the same does not materially interfere with the business of Parent and the Restricted Subsidiaries, taken as a whole;
(M) sales, exchanges, transfers or other dispositions of damaged, worn-out or obsolete or otherwise unsuitable or unnecessary equipment or assets that, in the Parent’s reasonable judgment, are no longer used or useful in the business of Parent or the Restricted Subsidiaries and any sale or disposition of property in connection with scheduled turnarounds, maintenance and equipment and facility updates; and
(N) the voluntary unwinding of any hedging agreements or other derivative instruments (including any Interest Rate Agreements) other than those entered into for speculative purposes.
(O) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in the bankruptcy or similar proceedings and exclusive factoring or similar arrangements;

(P) dispositions of Opry Assets in one or a series of transaction for consideration in an amount not less than the fair market value of such assets;
(Q) dispositions of property or assets in connection with the granting of state or local tax or economic development incentives, provided that (a) the use of such property or assets by the Parent or any of its Restricted Subsidiaries is not materially limited or restricted thereby, and (b) such dispositions are either (i) for nominal consideration pursuant to arrangements that also provide for the return of such property or assets to the Parent or one of its Restricted Subsidiaries for nominal consideration at the conclusion of the related agreements, or (ii) for consideration that is no less favorable to the Parent or its Restricted Subsidiaries than would be achieved in an arms’ length transaction with a Person that is not an Affiliate of the Parent;
(R) [intentionally omitted]; and
(S) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in the bankruptcy or similar proceedings and exclusive factoring or similar arrangements.
“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction. For purposes hereof such present value shall be calculated using a discount rate equal to the rate of interest implicit in such Sale and Leaseback Transaction, determined by lessee in good faith on a basis consistent with comparable determinations of Capitalized Lease Obligations under GAAP; provided, however, that if such Sale and Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”
“Average Life” means at any date of determination with respect to any debt security, the quotient obtained by dividing:
(1) the sum of the products of:
(i) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security; and
(ii) the amount of such principal payment, by
(2) the sum of all such principal payments.
“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.
“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.
“Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in New York City or the location of the corporate trust office of the trustee are authorized or required by law, regulation or executive order to close.
“Capital Markets Indebtedness” means Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC or (c) a private placement of securities to institutional investors; provided that notwithstanding the foregoing, the term “Capital Markets Indebtedness” does not include any Indebtedness under commercial bank facilities, Indebtedness incurred in connection with a Sale and Leaseback Transaction, Indebtedness incurred in the ordinary course of business of the issuer, Capitalized Lease Obligations, recourse transfer of any financial asset, obligations secured by a single property or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership or limited liability company interests, whether general or limited, in the equity of such Person, whether outstanding on the Issue Date or issued thereafter, including all Common Stock and Preferred Stock; provided, for the avoidance of doubt, than any debt security convertible into or exchangeable for such shares, interests or participations, shall not be treated as Capital Stock.
“Capitalized Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.
“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a Capitalized Lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
“Change of Control” means the occurrence of one or more of the following events:
(1) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Parent and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the indenture) other than (a) the Parent or a Subsidiary of Parent or (b) in any such transaction where the Voting Stock of Parent outstanding immediately prior to such transaction constitutes or is converted or exchanged for a majority of shares of the Voting Stock of such surviving or transferee Person; provided, however, that for the avoidance of doubt, the lease of all or substantially all of the assets of Parent and its Subsidiaries taken as a whole shall not constitute a Change of Control;
(2) a “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act), other than Parent or any Subsidiary of Parent, becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of Opco or any of its direct or indirect parent companies on a fully diluted basis; or
(3) the approval by the holders of Capital Stock of an Issuer of any plan or proposal for the liquidation or dissolution of Parent or an Issuer (whether or not otherwise in compliance with the provisions of the indenture);
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Issue Date or issued thereafter, including all series and classes of common stock.
“Common Units” means any common units of Opco.
“Consolidated EBITDA” means, for any period, the aggregate net income (or loss) attributable to Parent and the Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, increased by, to the extent such amount was deducted in calculating such net income (without duplication):
(1) net income from discontinued operations;
(2) provision for income taxes;
(3) loss from unconsolidated entities;
(4) interest expense, net (other than interest income on the bonds referenced under Opry Assets below);

(5) depreciation and amortization;
(6) preopening costs;
(7) non-cash ground lease expense;
(8) equity-based compensation expense;
(9) impairment charges;
(10) closing costs of completed acquisition; and
(11) any (gain) or loss, together with any related provision for taxes on such (gain) or loss, realized in connection with: (a) any disposition of assets by the Parent or any Restricted Subsidiary outside the ordinary course of business; or (b) the disposition of any securities by the Parent or any Restricted Subsidiary or the extinguishment of any Indebtedness of the Parent or a Restricted Subsidiary;
(12) pension settlement charges; and
(13) all other non-cash expenses (including, but not limited to, the non-cash portion of (a) non-cash write-offs of goodwill, intangibles and long-lived assets, (b) ground rents expense, but excluding any other such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, and (c) non-cash equity-based compensation).
“Consolidated Interest Expense” means, for any period, the aggregate amount of interest expense, less the aggregate amount of interest income for such period, in respect of Indebtedness of Parent and the Restricted Subsidiaries during such period, all as determined on a consolidated basis in conformity with GAAP including (without duplication):
(1) the interest portion of any deferred payment obligations;
(2) all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing;
(3) the net cash costs associated with Interest Rate Agreements and Indebtedness that is Guaranteed or secured by assets of Parent or any Restricted Subsidiary; and
(4) all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by Parent and the Restricted Subsidiaries;
excluding, to the extent included in interest expense above, (i) accretion of accrual of discounted liabilities not constituting Indebtedness, (ii) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (iii) amortization of debt discount, amortization of deferred financing charges, debt issuance costs, commissions, fees and expenses, (iv) any expensing of bridge, commitment or other financing fees and (v) non-cash costs associated with Interest Rate Agreements or attributable to mark-to-market valuation of derivative instruments pursuant to GAAP.
“Construction Indebtedness” means, with respect to any Person, any Indebtedness incurred to finance the cost of design, development, construction and opening of new or redeveloped assets that will be used or useful in a Permitted Business, including the cost of acquisition of related property, plant or equipment, to be owned by such Person or any of its Restricted Subsidiaries and that is designated by such Person as “Construction Indebtedness.”
“Credit Agreement” means the Fifth Amended and Restated Credit Agreement, dated as of May 11, 2017, as amended by that certain Amendment No. 1 dated as of May 23, 2017, and that certain Amendment No. 2 dated as of June 26, 2018, by and among Opco and the Restricted Subsidiaries now or hereafter party thereto as borrowers or guarantors, the Parent, as guarantor, the lenders party thereto in their capacities as lenders thereunder and Wells Fargo Bank National Association, as administrative agent, together with the related documents thereto (including any guarantee agreements and security documents), including the Revolving Credit Facility, the Term A Loan and the Term B Loan.
“Credit Facility” means one or more credit or debt facilities (including any credit or debt facilities provided under the Credit Agreement), financings, commercial paper facilities, note purchase agreements or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, swing line loans, notes, securities, letters of credit, swaps, treasury management agreements or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other lenders or investors).
“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.
“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by an Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale (other than Replacement Assets and Indebtedness described in the proviso of clause (2) in the first paragraph of “— Limitation on Asset Sales” above), that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of Parent, less the amount of cash or Temporary Cash Investments received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.
“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:
(1) required to be redeemed on or prior to the date that is 91 days after the Stated Maturity of the Notes;
(2) redeemable at the option of the holder of such class or series of Capital Stock, at any time on or prior to the date that is 91 days after the Stated Maturity of the Notes (other than into shares of Capital Stock that is not Disqualified Stock); or
(3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity on or prior to the date that is 91 days after the Stated Maturity of the Notes;
provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “— Limitation on Asset Sales” and “— Repurchase of Notes upon a Change of Control Triggering Event” covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Limitation on Restricted Payments.” Disqualified Stock shall not include (i) Capital Stock that is issued to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees solely because it may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (ii) Capital Stock issued to any future, present or former employee, director, officer or consultant of the Parent, an Issuer (or any of their respective direct or indirect parents or Subsidiaries) that is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time. Disqualified Stock shall not include Common Units.
“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of Opco or the Parent (other than Disqualified Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.
“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. For purposes of determining compliance with the provisions of the indenture described under the caption “— Certain Covenants,” any determination that the fair market value of assets other than cash or Temporary Cash Investments is equal to or greater than $15.0 million will be as determined in good faith by the Board of Directors of the Parent, whose determination shall be conclusive if evidenced by a Board Resolution, and otherwise by the principal financial officer of the Parent acting in good faith, each of whose determination will be conclusive.
“Fitch” means Fitch, Inc. and its successors.
“Four Quarter Period” means, for purposes of calculating the Interest Coverage Ratio with respect to any Transaction Date, the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the SEC or provided to the trustee pursuant to the “— Certain Covenants — SEC Reports and Reports to Holders” covenant.
“Funds From Operations” for any period means the consolidated net income attributable to Parent and the Restricted Subsidiaries for such period determined in conformity with GAAP, excluding REIT conversion costs and plus depreciation and amortization (excluding amortization of deferred financing costs and debt discounts) and impairment losses.
“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date (without giving effect to SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Except as otherwise specifically provided in the indenture, all ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis.
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations.
“Guarantor” means the Parent and each Subsidiary Guarantor.
“Guaranty” means a Guarantee by a Guarantor of the payment of the Notes by such Guarantor.
“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided, however, that (1) the committed but undrawn portion of any Construction Indebtedness available to any Person will be deemed to be incurred by such Person at the time of such commitment, will not be deemed to be incurred upon being subsequently drawn, and will be deemed to be no longer incurred to the extent such commitment terminates or is withdrawn without being subsequently drawn, and (2) neither the accrual of interest, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.
“Indebtedness” means, with respect to any Person at any date of determination (without duplication):
(1) all indebtedness of such Person for borrowed money;
(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3) the face amount of letters of credit or other similar instruments (excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement);
(4) all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables;
(5) all Capitalized Lease Obligations and Attributable Debt;
(6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at that date of determination and (B) the amount of such Indebtedness;
(7) all Indebtedness of other Persons Guaranteed by such Person (excluding Permitted Non-Recourse Guarantees) to the extent such Indebtedness is Guaranteed by such Person; and
(8) to the extent not otherwise included in this definition or the definition of Consolidated Interest Expense, obligations under Interest Rate Agreements.
The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations of the type described above and, with respect to obligations under any Guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided, however, that:
(i) the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount with respect to such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in conformity with GAAP;
(ii) Indebtedness shall not include any liability for foreign, federal, state, local or other taxes;
(iii) Indebtedness shall not include any obligations in respect of indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds, in each case securing any such obligations of the Issuers or any of the Restricted Subsidiaries, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition) in a principal amount not in excess of the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and the Restricted Subsidiaries on a consolidated basis in connection with such disposition;
(iv) Indebtedness shall not include contingent obligations under performance bonds, performance guarantees, surety bonds, appeal bonds or similar obligations incurred in the ordinary course of business and consistent with past practices; and
(v) the committed but undrawn portion of any Construction Indebtedness of such Person.
“Interest Coverage Ratio” means, on any Transaction Date, the ratio of:
(1) the aggregate amount of Consolidated EBITDA for the then applicable Four Quarter Period to
(2) the aggregate Consolidated Interest Expense during such Four Quarter Period.
In making the foregoing calculation (and without duplication),
(1) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (“Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;
(2) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;
(3) pro forma effect shall be given to Asset Dispositions, Asset Acquisitions and Permitted Mortgage Investments (including giving pro forma effect to the application of proceeds of any Asset Disposition and any Indebtedness Incurred or repaid in connection with any such Asset Acquisitions or Asset Dispositions (including any Indebtedness incurred or repaid under a revolving credit or similar arrangement)) that occur during such Reference Period or subsequent to the end of the related Four Quarter Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period and after giving effect to Pro forma Cost Savings;
(4) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to (i) the application of proceeds of any asset disposition and any Indebtedness Incurred or repaid in connection with any such asset acquisitions or asset dispositions, (ii) expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act and (iii) Pro forma Cost Savings) that have been made by any Person that is or has become a Restricted Subsidiary or has been merged with or into an Issuer or any of its Restricted Subsidiaries during such Reference Period or subsequent to the end of the related Four Quarter Period and that would have constituted asset dispositions or asset acquisitions during such Reference Period or subsequent to the end of the related Four Quarter Period had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions and had occurred on the first day of such Reference Period;
(5) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Transaction Date; and
(6) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period. Interest on Indebtedness that may optionally be determined at an interest rate based on a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if not, then based upon such operational rate chosen as the Issuers may designate. Interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based on the average daily balance of such Indebtedness during the applicable period except as set forth in clause (1) of this definition. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuers to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP;
provided, however, that to the extent that clause (3) or (4) of this paragraph requires that pro forma effect be given to an Asset Acquisition, Asset Disposition, Permitted Mortgage Investment, asset acquisition or asset disposition, as the case may be, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business, or one or more properties, of the Person that is acquired or disposed of to the extent that such financial information is available or otherwise a reasonable estimate thereof is available.
“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement with respect to interest rates.
“Investment” in any other Person means any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement, but excluding advances to customers and distributors and trade credit made in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of Parent and the Restricted Subsidiaries and commission, travel and similar advances to employees, directors, officers, managers and consultants in each case made in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:
(1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and
(2) the fair market value of the Capital Stock (or any other Investment), held by Parent or any of the Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary;
provided, however, that the fair market value of the Investment remaining in any Person shall be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made, less the net reduction of such Investments. For purposes of the definition of “Unrestricted Subsidiary” and the “— Limitation on Restricted Payments” covenant described above:
(i) “Investment” shall include the fair market value of the assets (net of liabilities (other than liabilities to Parent or any of the Restricted Subsidiaries)) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary;
(ii) the fair market value of the assets (net of liabilities (other than liabilities to Parent or any of the Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and
(iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.
“Investment Grade Status” means, with respect to the Issuers, when the Notes have (1) a rating of “Baa3” or higher from Moody’s, (2) a rating of “BBB-” or higher from S&P, and (3) a rating of “BBB-” or better by Fitch, in each case published by the applicable agency. The Notes will be deemed to have ceased to be rated as investment grade by a Rating Agency during any period in which such Rating Agency is not providing a rating for the Notes.
“Issue Date” means September 19, 2019.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Limited Condition Acquisition” means any acquisition or Investment, including by way of merger, amalgamation or consolidation, by the Issuer or any other Restricted Subsidiary whose consummation is not conditioned upon the availability of, or on obtaining, third party financing.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Net Cash Proceeds” means, (1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments (except to the extent such obligations are financed or sold with recourse to Parent or any of the Restricted Subsidiaries) and proceeds from the conversion or sale of other property received when converted to or sold for cash or cash equivalents, net of brokerage and sales commissions and other fees and expenses (including fees and expenses of counsel, accountants and investment bankers) related to such Asset Sale, and (2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal but not interest, component thereof) when received in the form of cash or Temporary Cash Investments (except to the extent such obligations are financed or sold with recourse to the Parent or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of attorneys’ fees accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of tax paid or payable as a result thereof.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Opry Assets” means the then existing tangible and intangible assets described as the Grand Ole Opry, the Ryman Auditorium, the General Jackson Showboat, the Gaylord Springs Golf Links, the Wildhorse Saloon, WSM-AM, Ole Red and the Company’s equity investment in New Country Ventures in Part I of Parent’s annual report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission, and subsequent filings, together with (a) the taxable special obligation bonds of Prince George’s County, Maryland issued in 2005 in connection with the National Harbor convention center project, with an initial principal amount of $95,000,000, (b) the taxable subordinate special obligation bonds of Prince George’s County, Maryland issued in 2008 in connection with the National Harbor convention center project, with an initial principal amount of $50,000,000, (c) any assets of the Parent or Subsidiaries reflected in the “Entertainment” segment of Parent’s business from time to time in filings with the Securities and Exchange Commission and (d) other assets of Parent or any Subsidiaries with an aggregate book value of up to $200,000,000 that Parent’s Board of Directors may designate as part of the Opry Assets (after netting any debt assumed); provided that assets designated as Opry Assets will not include the seven hotels owned as of the date hereof by the Guarantors or other Subsidiaries.
“Pari passu Indebtedness” means any Indebtedness of an Issuer or any Subsidiary Guarantor that ranks pari passu in right of payment with the Notes or the Subsidiary Guarantee thereof by such Subsidiary Guarantor, as applicable.
“Permitted Business” means any business activity (including Permitted Mortgage Investments) in which the Parent and Restricted Subsidiaries are engaged in on the Issue Date, any business activity related to properties customarily constituting assets of a REIT owning assets in the hospitality or entertainment industries, or any business reasonably related, ancillary, incidental or complementary thereto, or reasonable expansions or extensions thereof.
“Permitted Government Revenue Bond Indebtedness” means revenue bonds issued by a state or local government or an agency, authority or other instrumentality thereof, the proceeds of which are used to finance or refinance the acquisition, construction, equipping or improvement of facilities or property used in a Permitted Business, and any deferred lease obligation of the Parent or any of its Restricted Subsidiaries relating thereto; provided, that (a) such revenue bonds are non-recourse to the Parent and any of its Restricted Subsidiaries (unless and to the extent the Parent or a Restricted Subsidiary is the holder of such bonds), and (b) the principal of, interest on or costs relating to such revenue bonds are payable solely from (i) proceeds of such bonds, (ii) all or an incremental portion of sales, use, lodgers’, property and other generally applicable taxes (not including income taxes), whether generated by or levied on such facilities or property or the activities and business conducted thereon or upon property located in a broader area, (iii) reserve funds created with proceeds of such bonds or with revenues described in (ii), (iv) a general or “moral obligation” pledge of a state or local government or agency, authority or other instrumentality thereof, or (v) if the Parent or a Restricted Subsidiary is the holder of such bonds, payments made by the Parent or a Restricted Subsidiary.
“Permitted Investment” means:
(1)(a) an Investment in Parent or any of the Restricted Subsidiaries or (b) a Person that will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, Parent or any of the Restricted Subsidiaries and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;
(2) investments in cash and Temporary Cash Investments;
(3) Investments made by Parent or the Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “— Limitation on Asset Sales” covenant or from any other disposition or transfer of assets not constituting an Asset Sale;
(4) Investments represented by Guarantees that are otherwise permitted under the indenture;
(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;
(6) Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;
(7) any Investment acquired solely in exchange for Capital Stock (other than Disqualified Stock) of the Parent or Opco, which the Parent or Opco did not receive in exchange for a cash payment, Indebtedness or Disqualified Stock, but excluding any new cash Investments made thereafter;
(8) obligations under Interest Rate Agreements otherwise permitted under the indenture;
(9) Permitted Mortgage Investments;
(10) any transaction that constitutes an Investment to the extent permitted and made in accordance with the provisions of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Transactions with Affiliates” (except transactions described under clauses (1), (4), (5), (8), (9) and (12) of such paragraph);
(11) any Investment in any Subsidiary or joint venture in which Parent or any of the Restricted Subsidiaries owns Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) in connection with intercompany cash management arrangements or related activities in the ordinary course of business;
(12) any Investment consisting of prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;
(13) pledges or deposits by a Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;
(14) any Investment acquired by Parent or any of the Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable or rents receivable held by the Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or rents receivable or (b) as a result of a foreclosure by the Parent or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(15) any Investment consisting of a loan or advance to officers, directors or employees of the Parent or any of the Restricted Subsidiaries (a) in connection with the purchase by such Persons of Capital Stock of the Parent or (b) for additional purposes made in the ordinary course of business, in the aggregate under this clause (14) not to exceed $5 million at any one time outstanding;
(16) any Investment made in connection with the funding of contributions under any nonqualified employee retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expenses recognized by the Parent and any of the Restricted Subsidiaries in connection with such plans;

(17) any Investment existing on the Issue Date or made pursuant to a binding commitment in each case, in effect on the Issue Date or an Investment consisting of any extension, modification, replacement or renewal of any such Investment or binding commitment existing on the Issue Date;
(18) additional Investments not to exceed the greater of (x) $200.0 million and (y) 4.0% of Adjusted Total Assets at any time outstanding;
(19) Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount, taken together with all other Investments made in reliance on this clause not to exceed the greater of (x) $200.0 million and (y) 4.0% of Adjusted Total Assets (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated EBITDA), not to exceed the amount of Investments in such Person made after the Issue Date in reliance on this clause);
(20) Entering into Permitted Non-Recourse Guarantees (it being understood that any payments or other transfers made pursuant to such Permitted Non-Recourse Guarantees will not be permitted by this clause (20));
(21) Investments in account receivables, trade credit, and advances to customers in the ordinary course of business; and
(22) Investments in bonds, notes, loans or other Investments acquired solely as a means of implementing government tax or economic incentive programs relating to property or assets used in, and/or permitted public costs in connection with, a Permitted Business, and that shall be repaid from tax revenues.
“Permitted Liens” means:
(1) Liens on any assets (including real or personal property) of the Parent and any Restricted Subsidiary securing Indebtedness and other Obligations (A) under any Credit Facility that were permitted to be incurred under clause (4)(A) under the subheading “— Certain Covenants — Limitation on Indebtedness” or (B) permitted to be incurred under both clauses (2) and (3) under the subheading “— Certain Covenants — Limitation on Indebtedness”;
(2) Liens in favor of the Issuers or the Guarantors;
(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Parent or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into, consolidated with Parent or such Restricted Subsidiary or acquired by Parent or such Restricted Subsidiary;
(4) Liens on property existing at the time of acquisition of the property by Parent or any Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by Parent or such Restricted Subsidiary;
(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
(6) Liens to secure Indebtedness (including Capitalized Lease Obligations) incurred under clauses (4)(O) or (U) of the second paragraph of the covenant described above under the subheading “— Certain Covenants — Limitation on Indebtedness” covering only the assets acquired with such Indebtedness;
(7) Liens existing on the Issue Date;
(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that, any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens securing Permitted Refinancing Indebtedness constituting Secured Indebtedness; provided that any such Lien does not extend to or cover any property, Capital Stock or Indebtedness other than the property, shares or debt securing the Indebtedness so refunded, refinanced or extended;
(10) Attachment or judgment Liens not giving rise to a Default or an Event of Default;
(11) Liens on the Capital Stock of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries;
(12) Liens incurred with respect to obligations that do not exceed $25.0 million at any one time outstanding;
(13) pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which Parent or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of Parent or any Restricted Subsidiary or deposits or cash or government securities to secure surety or appeal bonds to which Parent or any Restricted Subsidiary is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;
(14) Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions; if any, as shall be required by GAAP shall have been made in respect thereof;
(15) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of Parent or a Restricted Subsidiary or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of Parent or such Restricted Subsidiary;
(16) leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of Parent or any of the Restricted Subsidiaries;
(17) normal customary rights of setoff, revocation, refund or chargeback with respect to money or instruments upon deposits of cash in favor of collecting or payor banks or other depository institutions;
(18) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than property that is the subject of a Sale Leaseback Transaction);
(19) Liens of cash or Temporary Cash Investments securing Interest Rate Agreements;
(20) Liens, deposits or pledges to secure performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;
(21) Liens on property or assets used to defease Indebtedness that was not incurred in violation of the Indenture;
(22) Liens arising from precautionary UCC financing statements regarding operating leases and consignments;
(23) Liens related to Permitted Government Revenue Bond Indebtedness and the implementation of related or similar governmental tax or economic incentive programs.
(24) Liens upon, and defects of title to, property, including any attachment of property or other legal process prior to adjudication of a dispute on the merits if either (1) no amounts are due and payable and no Lien has been filed or agreed to, or (2) the validity or amount thereof is being contested in good faith by lawful proceedings, reserve or other provision required by GAAP has been made, and levy and execution thereon have been (and continue to be) stayed or payment thereof is covered in full (subject to the customary deductible) by insurance;
(25) any extension, renewal or replacement, in whole or in part of any Lien described in clauses (3), (4), (6) and (7) of this definition of “Permitted Liens”; provided that any such extension, renewal or replacement is no more restrictive in any material respect, taken as a whole, than any Lien so extended, renewed or replaced and does not extend to any additional property or assets;
(26) liens under licensing agreements for use of intellectual property entered into in the ordinary course of business and consistent with past practice, including, without limitation, the licensing of any intellectual property that Parent or any of its Subsidiaries determine to no longer utilize;
(27) Liens incurred in the ordinary course of business not securing Indebtedness and that do not, individually or in the aggregate, detract from the value of property or assets of Parent or any of its Restricted Subsidiaries in any manner material to Parent and its Restricted Subsidiaries taken as a whole;
(28) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;
(29) Liens solely on any cash earnest money deposits made by Parent or a Restricted Subsidiary in connection with any letter of intent or purchase agreement;
(30) Liens securing Interest Rate Agreements permitted under clause (4)(C) of “— Certain Covenants — Limitation on Indebtedness” herein;
(31) Liens arising out of conditional sale, title retention, consignment or similar arrangements with vendors for the sale or purchase of goods entered into by Parent or a Restricted Subsidiary in the ordinary course of business; and
(32) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement.
“Permitted Mortgage Investment” means any Investment in secured notes, mortgage, deeds of trust, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivative or other secured debt instruments, so long as such investment relates directly or indirectly to real property that constitutes or is used as a hotel, resort or other property customarily constituting an asset of a real estate investment trust specializing in properties relating to the hospitality and entertainment industries.
“Permitted Non-Recourse Guarantees” means customary indemnities or limited contingent guarantees (including by means of separate indemnification agreements or carve-out guarantees) provided in the ordinary course of business by Parent or any of the Restricted Subsidiaries to finance the acquisition of real property that are directly or indirectly secured by only such real property (and any accessions, improvements and fixtures thereto) or by a pledge of the Capital Stock, and options, warrants or other rights to acquire such shares of Capital Stock, of a joint venture (so long as such joint venture is not a Restricted Subsidiary) or Unrestricted Subsidiary that owns such real property and is the borrower in such financing, and that may be full recourse or non-recourse to such joint venture or Unrestricted Subsidiary, but is non-recourse to Parent or any Restricted Subsidiary except for such indemnities and limited contingent guarantees as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions).
“Permitted Refinancing Indebtedness” means (a) any Indebtedness of Parent or any of the Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund other Indebtedness of Parent or any of the Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased, discharged or refunded (plus all accrued interest thereon and the amount of any fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has:
(a) a final maturity date later than the earlier of (x) the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded or (y) the date that is 91 days after the maturity of the Notes, and
(b) an Average Life equal to or greater than the lesser of (x) the Average Life of the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded or (y) 91 days more than the Average Life of the Notes;
(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded is contractually subordinated in right of payment to the Notes or any Guaranty, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded;
(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded is pari passu in right of payment with the Notes or any Guaranty thereof, such Permitted Refinancing Indebtedness is pari passu in right of payment with, or subordinated in right of payment to, the Notes or such Guarantee; and
(5) such Indebtedness is incurred either by Parent, an Issuer, any Subsidiary Guarantor or the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Issue Date or issued thereafter, including all series and classes of such preferred or preference stock.
“Pro forma Cost Savings” means, with respect to any period, the reductions in costs (including such reductions resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation policies, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes) that occurred during such period that are (1) directly attributable to an asset acquisition or (2) implemented and that are factually supportable and reasonably quantifiable by the underlying records of such business, as if, in the case of each of clauses (1) and (2), all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such period in order to achieve such reduction in costs, all such costs to be determined in good faith by the chief financial officer of the Parent.
“Rating Agencies” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act, selected by the Issuer as a replacement agency for Moody’s, S&P or Fitch, or any of them, as the case may be.
“Rating Decline Period” means the 60-day period (which 60-day period shall be extended as long as the credit rating on the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earliest of (a) the occurrence of a Change of Control, (b) the first public notice of the occurrence of such Change of Control and (c) the first public notice of the Issuer’s intention to effect such Change of Control.
“Rating Event” means, with respect to any Change of Control, (a) the credit rating on the Notes is lowered by one or more gradations (including gradations within ratings categories as well as between categories but excluding, for the avoidance of doubt, changes in ratings outlook) as compared to the rating of the notes on the Issue Date by each of the Rating Agencies during the Rating Decline Period relating to such Change of Control and each such Rating Agency shall have put forth a public statement to the effect that such downgrade is attributable in whole or in part to such Change of Control and (b) immediately after giving effect to the reduction in the credit rating on the Notes by the Rating Agencies as described in clause (a), the Notes do not have an Investment Grade Rating from any of the Rating Agencies.
“Real Estate Assets” of a Person means, as of any date, the real estate assets of such Person and its Restricted Subsidiaries on such date, on a consolidated basis determined in accordance with GAAP.
“REIT conversion costs” means any REIT conversion costs included in the Parent’s consolidated statements of operations, prepared in accordance with GAAP, for the applicable period.
“Replacement Assets” means (1) tangible non-current assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary (including the merger of such a Person into a Restricted Subsidiary of Parent).
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” means, with respect to a Person, any Subsidiary of such Person other than an Unrestricted Subsidiary. Unless the context otherwise requires, Restricted Subsidiaries refer to Restricted Subsidiaries of Parent, including, without limitation, the Issuers.
“Revolving Credit Facility” means the $700 million senior secured revolving credit facility due March 30, 2024, issuable under the Credit Agreement.
“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Parent or any Restricted Subsidiary of any property, whether owned by the Parent or any such Restricted Subsidiary at the Issue Date or later acquired and held for more than 60 days, which has been or is to be sold or transferred by the Parent or any such Restricted Subsidiary to such Person or any other Person from whom funds have been or are to be advanced by such Person on the security of such property.
“Secured Indebtedness” means any Indebtedness secured by a Lien upon the property of Parent or any Restricted Subsidiaries.
“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.
“Significant Subsidiary,” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act, as such regulation is in effect on the Issue Date.
“S&P” means Standard & Poor’s Ratings Services and its successors.
“Stated Maturity” means:
(1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and
(2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable, provided, that Stated Maturity shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subordinated Indebtedness” means Indebtedness that by the terms of such Indebtedness is subordinated in right of payment to the principal of and interest and premium, if any, on the Notes or any Guaranty.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.
“Subsidiary Guarantors” means (i) each Restricted Subsidiary of the Issuers on the Issue Date that Guarantees the Credit Agreement and (ii) each other Person that is required to become a Guarantor by the terms of the indenture after the Issue Date, in each case, until such Person is released from its Subsidiary Guaranty.
“Subsidiary Guaranty” means a Guaranty by a Subsidiary Guarantor.
“Temporary Cash Investment” means any of the following:
(1) United States dollars;
(2) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;
(3) time deposits accounts, term deposit accounts, time deposits, bankers’ acceptances, certificates of deposit, Eurodollar time deposits and money market deposits maturing within twelve months or less of the date of acquisition thereof issued by (A) a bank or trust company that is organized under the laws of the United States of America, any state thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $250 million and has outstanding debt that is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or (B) any money-market fund sponsored by a registered broker dealer or mutual fund distributor;
(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with a bank meeting the qualifications described in clause (3) above;
(5) commercial paper, maturing not more than six months after the date of acquisition, issued by a corporation (other than an Affiliate of the Parent) organized and in existence under the laws of the United States of America, any state of the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s, “A-2” (or higher) according to S&P or “F-2” (or higher) according to Fitch.;
(6) securities with maturities of twelve months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P, Moody’s or Fitch;
(7) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (3)(A) of this definition;
(8) any fund investing substantially all of its assets in investments that constitute Temporary Cash Investments of the kinds described in clauses (1) through (7) of this definition; and
(9) money market funds that (A) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (B) are rated AAA by S&P and Aaa by Moody’s and (C) have portfolio assets of at least $5,000,000,000.
“Term A Loan” means the $300 million term loan due May 30, 2025, issued under the Credit Agreement.
“Term B Loan” means the $500 million term loan due May 11, 2024, issued under the Credit Agreement.
“Total Assets” means, for any Person as of any date, the sum of (a) Undepreciated Real Estate Assets plus (b) the book value of all assets (excluding Real Estate Assets and intangibles) of such Person and its Restricted Subsidiaries as of such date of determination on a consolidated basis determined in accordance with GAAP.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by Parent or any of the Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.
“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) (“Statistical Release”) that has become publicly available at least two Business Days prior to the redemption date or, in the case of a satisfaction, discharge or defeasance, at least two Business Days prior to the deposit of funds with the trustee to pay and discharge the entire Indebtedness of the Notes (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 15, 2016; provided, however, that if the period from the redemption date to April 15, 2016, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to Parent or the Restricted Subsidiaries plus capital improvements) of real estate assets of the Issuers and the Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in conformity with GAAP. Notwithstanding the foregoing sentence, the cost of any real estate assets consisting of a hotel and related or complimentary facilities (“Hotel Facilities”) shall be deemed to be the greater of (i) the amount determined in accordance with the preceding sentence with respect to such Hotel Facilities and (ii) the fair market value of such Hotel Facilities, as determined pursuant to an appraisal (the “Appraisal”) by a nationally recognized investment banking, appraisal or accounting firm and set forth in an officers’ certificate of the Parent (the “Officer’s Certificate”) delivered to the Trustee no earlier than six months preceding the date of determination of Undepreciated Real Estate Assets. The Appraisal set forth in the Officer’s Certificate must be dated within two years of the date of the Officer’s Certificate.
“Unrestricted Subsidiary” means
(1) any Subsidiary of the Issuers that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Parent in the manner provided below; and
(2) any Subsidiary of an Unrestricted Subsidiary.
Except during a Suspension Period, the Board of Directors of the Parent may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Issuers) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Parent or any of its Restricted Subsidiaries; provided, however, that:
(a) any Guarantee by the Parent or any of its Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Parent or such Restricted Subsidiary (or all, if applicable) at the time of such designation;
(b) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “— Limitation on Restricted Payments” covenant described above; and
(c) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (a) above would be permitted under the “— Limitation on Restricted Payments” covenant described above.
The Board of Directors of the Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that:
(i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and
(ii) all Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the indenture.

Any such designation by the Board of Directors of the Parent shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.
“U.S. Government Obligations” means direct obligations of, obligations guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the option of the issuer thereof.
“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by individuals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following is a general summary of the material U.S. federal income tax consequences of the exchange of the old notes for the exchange notes. This discussion is based upon the Internal Revenue Code of 1986 (the “Code”), the Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The following relates only to the exchange notes that are acquired in this offering for the old notes originally acquired at their initial offering for an amount of cash equal to their issue price. Unless otherwise indicated, this summary addresses only the U.S. federal income tax consequences relevant to investors who hold the old notes and the exchange notes as “capital assets” within the meaning of Section 1221 of the Code.
This summary does not purport to address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s individual circumstances or to holders subject to special rules under U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, entities and arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities (and persons holding the notes through a partnership or other pass-through entity), retirement plans, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. holders whose functional currency is not the U.S. dollar, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” U.S. holders who hold notes through non-U.S. brokers or other non-U.S. intermediaries, persons required to accelerate their reporting of gross income as a result of such income being recognized on an applicable financial statement and persons holding the exchange notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated investment. The discussion does not address any state, local, foreign or non-income tax consequences of the exchange of the old notes for the exchange notes, including any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith and any laws, regulations or practices adopted in connection with any such agreement).
THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE EXCHANGE OF THE OLD NOTES FOR THE EXCHANGE NOTES. YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR(S) WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF EXCHANGING THE OLD NOTES FOR THE EXCHANGE NOTES AS WELL AS THE APPLICATION OF ANY NON-INCOME TAX LAWS OR ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE, GIFT OR ALTERNATIVE MINIMUM TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
The exchange of the old notes for the exchange notes pursuant to this offering will not be a taxable transaction for U.S. federal income tax purposes. Holders of the old notes will not realize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis and holding period in the exchange notes as they had in the old notes immediately prior to the exchange. The U.S. federal income tax consequences of holding and disposing of the exchange notes will generally be the same as those applicable to the old notes.
PLAN OF DISTRIBUTION
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending 90 days after such date, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
For a period of 90 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses in connection with the exchange offer other than commissions or concessions of broker-dealers. We will indemnify the holders of notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
The validity of the exchange notes and guarantees thereof will be passed upon by Hodgson Russ LLP. Certain legal matters relating to Tennessee and Delaware law will be passed upon by Bass, Berry & Sims PLC, and certain legal matters relating to Florida and Maryland law will be passed upon by Scott J. Lynn, Executive Vice President, General Counsel and Secretary of Parent.
EXPERTS
The consolidated financial statements of Ryman Hospitality Properties, Inc. and subsidiaries appearing in Ryman Hospitality Properties, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019, including the schedule appearing therein, and the effectiveness of Ryman Hospitality Properties, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Parent files annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. You may read and copy any document Parent files with the SEC at its website at www.sec.gov. The information contained on the SEC’s website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus unless such information is otherwise specifically referenced elsewhere in this prospectus. We also make available, free of charge through our website, Parent’s annual, quarterly and current reports, proxy statements and other information, including amendments thereto, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Our website is www.rymanhp.com. Our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference the information that Parent files with the SEC, which means that we may disclose important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We incorporate by reference the specific documents listed below as well as any additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of the offering under this prospectus, which will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file such reports and documents (other than, in each case, any information that we “furnish” and do not “file” in accordance with the SEC’s rules):
•
Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 25, 2020 (including information specifically incorporated by reference into such report from Parent’s definitive Proxy Statement on Schedule 14A, filed with the SEC on April 8, 2020);

•
Parent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 7, 2020; and

•
Parent’s Current Reports on Form 8-K filed with the SEC on March 17, 2020, March 25, 2020, April 24, 2020, May 15, 2020 and May 22, 2020.

We will provide without charge upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of any such document should be directed to:
Ryman Hospitality Properties, Inc.
One Gaylord Drive
Nashville, Tennessee 37214
Attn: Corporate Secretary
Telephone: (615) 316-6000

RHP Hotel Properties, LP
RHP Finance Corporation
OFFER TO EXCHANGE

New $700,000,000 4.750% Senior Notes Due 2027 and Guarantees
that have been registered under the Securities Act
for
$700,000,000 4.750% Senior Notes Due 2027 and Guarantees

PROSPECTUS
June 3, 2020